Filed Pursuant to Rule 424(b)(5)
Registration No. 333-253451

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 2, 2024

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 24, 2021)

$

$                 % Senior Notes due 2029

$                 % Senior Notes due 2034

We are offering $             aggregate principal amount of our     % senior notes due 2029 (the “2029 notes”) and $             aggregate principal amount of our     % senior notes due 2034 (the “2034 notes” and, together with the 2029 notes, the “notes”). The 2029 notes will pay interest semi-annually in cash in arrears on             and             of each year, beginning on                 , 2024. The 2034 notes will pay interest semi-annually in cash in arrears on             and             of each year, beginning on                 , 2024. At any time prior to             ,             , in the case of the 2029 notes, and                 ,                 , in the case of the 2034 notes, we may redeem some or all of the notes of the applicable series at the applicable “make-whole” price, plus accrued and unpaid interest, if any, to, but not including, the redemption date. At any time on or after                 ,                 , in the case of the 2029 notes, and                 ,                 , in the case of the 2034 notes, we may redeem some or all of the notes of the applicable series at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date. See “Description of the Notes — Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness and will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables. The notes will rank senior to all of our future subordinated indebtedness.

Investing in our notes involves risks. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	2029 notes			2034 notes
	Per note		Total	Per note		Total
Public offering price		%(1)	$		%(2)	$
Underwriting discounts		%	$		%	$
Proceeds to The Williams Companies, Inc. (before expenses)		%	$		%	$

(1)	Plus accrued interest from , 2024, if settlement occurs after that date.
(2)	Plus accrued interest from , 2024, if settlement occurs after that date.

The underwriters expect to deliver the notes on or about                 , 2024, through the book-entry facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Banking S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, S.A.

Joint Book-Running Managers

Barclays	Citigroup	Truist Securities	Wells Fargo Securities

Prospectus Supplement dated                 , 2024

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of the notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering of the notes varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Please read “Where You Can Find More Information” on page S-56 of this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with additional or different information or to make representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

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Prospectus Supplement

Prospectus

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FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement and the documents incorporated herein by reference, excluding historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcomes of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	levels of dividends to Williams stockholders;

•	future credit ratings of Williams and its affiliates;

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	expected in-service dates for capital projects;

•	financial condition and liquidity;

•	business strategy;

•	cash flow from operations or results of operations;

•	seasonality of certain business components;

•	natural gas, natural gas liquids, and crude oil prices, supply, and demand; and

•	demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement or in the documents incorporated herein by reference. You should carefully consider the risk factors discussed below in addition to the other information in this prospectus supplement and in the documents incorporated herein by reference. If any of the following risks were actually to occur, our business, results of operations and financial condition could be materially adversely affected. In that case, we might not be able to pay interest on, and the principal of, the notes, and holders of the notes could lose all or part of their investment. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	availability of supplies, market demand, and volatility of prices;

•	development and rate of adoption of alternative energy sources;

•

the impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

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•	our exposure to the credit risk of our customers and counterparties;

•

our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities and consummate asset sales on acceptable terms;

•	whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•	the strength and financial resources of our competitors and the effects of competition;

•	the amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	whether we will be able to effectively execute our financing plan;

•	increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•	the physical and financial risks associated with climate change;

•	the impact of operational and developmental hazards and unforeseen interruptions;

•	the risks resulting from outbreaks or other public health crises, including COVID-19;

•	risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	acts of terrorism, cybersecurity incidents, and related disruptions;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs, as well as our ability to obtain sufficient construction- related inputs, including skilled labor;

•	inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•

risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•

the ability of the members of the Organization of Petroleum Exporting Countries (OPEC) and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•	changes in the current geopolitical situation, including the Russian invasion of Ukraine and the conflict between Israel and Hamas;

•	changes in U.S. governmental administration and policies;

•	whether we are able to pay current and expected levels of dividends; and

•	additional risks described in our filings with the Securities and Exchange Commission (the “SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated into this prospectus

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supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus supplement.

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CERTAIN DEFINITIONS

As used in this prospectus supplement, unless the context otherwise requires or indicates:

“MountainWest” refers to MountainWest Pipelines Holding Company.

“Northwest Pipeline” refers to Northwest Pipeline LLC.

“Nonconsolidated Entities” refers to entities in which we do not own a 100 percent ownership interest and which, as of September 30, 2023, we account for as equity-method investments, including principally the following:

Blue Racer: Blue Racer Midstream LLC

Brazos Permian II: Brazos Permian II, LLC

Discovery: Discovery Producer Services LLC

Gulfstream: Gulfstream Natural Gas System, L.L.C.

Laurel Mountain: Laurel Mountain Midstream, LLC

OPPL: Overland Pass Pipeline Company LLC

RMM: Rocky Mountain Midstream Holdings LLC

Targa Train 7: Targa Train 7 LLC

“Transco” refers to Transcontinental Gas Pipe Line Company, LLC.

“Williams,” “we,” “our,” “us” and like terms refer to The Williams Companies, Inc. and its subsidiaries. In addition, our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus supplement, we have provided below definitions of some of these terms.

FERC: Federal Energy Regulatory Commission.

Fractionation: The process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane, and butane.

NGLs: Natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels, and gasoline additives, among other applications.

Throughput: The volume of product transported or passing through a pipeline, plant, terminal, or other facility.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete understanding of this offering of the notes. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement for information regarding risks you should consider before investing in the notes.

The Williams Companies, Inc.

We are an energy company committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. As of December 31, 2022, we had operations in 14 supply areas that provided natural gas gathering, processing, and transmission services, NGLs fractionation, transportation, and storage services, and marketing services to more than 700 customers. As of December 31, 2022, we owned an interest in and operated over 33,000 miles of pipelines in 25 states, 29 natural gas processing facilities, 7 NGL fractionation facilities, approximately 24 million barrels of NGL storage capacity, 290.4 Bcf of natural gas storage capacity, and we deliver natural gas that is used every day for clean-power generation, heating, and industrial use.

Recent Developments

Maturity of 2023 Notes

In November 2023, we repaid all $600 million of our 4.5% Senior Unsecured Notes due 2023 (the “2023 Notes”) upon their maturity.

DJ Basin Acquisitions

On November 30, 2023, we acquired Cureton Front Range, LLC, whose operations are located in the Denver-Julesberg Basin (the “DJ Basin”), for $545 million, subject to post-closing adjustments. We also purchased an additional 50 percent interest in our equity-method investment Rocky Mountain Midstream Holdings LLC (“RMM”) for $704 million and now own 100 percent of, and therefore consolidate, RMM. These acquisitions expand our gathering and processing footprint in the DJ Basin. The Cureton Front Range, LLC acquisition was funded with cash on hand. A significant portion of the purchase price for the additional 50 percent interest in RMM is not due to the seller until January 2025 and does not accrue interest until the fourth quarter of 2024.

Energy Transfer Litigation

We have been involved in litigation since 2016 in Delaware Chancery Court with Energy Transfer Equity, L.P. (“Energy Transfer”) related to the Agreement and Plan of Merger with Energy Transfer, dated as of September 28, 2015. On December 29, 2021, the court entered judgment in our favor in the amount of $410 million, plus interest at the contractual rate, and our reasonable attorneys’ fees and expenses. On September 21, 2022, the Delaware Chancery Court entered a final order and judgment awarding us a termination fee, attorney’s fees, expenses, and interest in the amount of $602 million plus additional interest starting September 17, 2022. Energy Transfer appealed to the Delaware Supreme Court. The Delaware Supreme Court held oral argument en banc on July 12, 2023. On October 10, 2023, the Delaware Supreme Court issued an opinion affirming the Delaware Chancery Court ruling. On October 25, 2023, Energy Transfer filed a motion for reargument with the Delaware Supreme Court, which was denied. On November 28, 2023, we received a $627 million payment from Energy Transfer for the final order and judgment. On the same day, we paid attorney fees of $94 million, which had been incurred on a contingent fee basis.

Hartree Acquisition

On December 22, 2023, we entered into an agreement to acquire a portfolio of natural gas storage assets from Hartree Partners for $1.95 billion (the “Hartree Acquisition”). The assets to be acquired include underground natural gas storage facilities located in Louisiana and Mississippi, as well as gas transmission pipeline and pipeline interconnects to attractive markets, including LNG markets, and connections to Transco, the nation’s largest natural gas transmission pipeline. The transaction is expected to close on January 3, 2024, following satisfaction of customary closing conditions. The consideration is expected to be funded with cash on hand at the time of closing.

Principal Executive Offices and Internet Address

Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172-0172, and our telephone number is (918) 573-2000. Our website is located at http://www.williams.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

THE OFFERING

Issuer	The Williams Companies, Inc.

Notes Offered	$ aggregate principal amount of our senior notes consisting of:

•	$ aggregate principal amount of % senior notes due 2029.

•	$ aggregate principal amount of % senior notes due 2034.

Maturity	The 2029 notes will mature on , 2029.

The 2034 notes will mature on , 2034.

Interest .	The interest rate on the 2029 notes shall be %.

The interest rate on the 2034 notes shall be %.

Interest Payment Dates	Interest on the 2029 notes will be payable semi-annually in arrears on and , beginning on , 2024, and will be payable to holders of record at the close of business on the or immediately preceding the interest payment date (whether or not a business day).

Interest on the 2034 notes will be payable semi-annually in arrears on and , beginning on , 2024, and will be payable to holders of record at the close of business on the or immediately preceding the interest payment date (whether or not a business day).

Optional Redemption	At any time prior to , (one month prior to the maturity date of the 2029 notes), in the case of the 2029 notes, and , (three months prior to the maturity date of the 2034 notes), in the case of the 2034 notes, we may redeem some or all of the notes of the applicable series at the applicable “make whole” redemption price described in “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

At any time on or after , , in the case of the 2029 notes, and , , in the case of the 2034 notes, we may redeem some or all of the notes of the applicable series at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables. The notes will rank senior to all of our future subordinated indebtedness.

As of September 30, 2023, we had outstanding indebtedness of approximately $25.7 billion, approximately $6.2 billion of which consisted of indebtedness of our subsidiaries. Borrowing capacity under our $3.75 billion credit facility as of December 29, 2023 was approximately $3.03 billion, and we had approximately $725 million of commercial paper outstanding under our $3.5 billion commercial paper program as of December 29, 2023.

Certain Covenants	We will issue the notes under a supplemental indenture to the base indenture dated as of December 18, 2012, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to the supplemental indenture and the base indenture collectively as the “indenture.” The indenture will contain limitations on, among other things:

•	the incurrence of liens on assets to secure debt; and

•	certain mergers or consolidations and transfers of assets.

These covenants are subject to exceptions. See “Description of the Notes — Certain Covenants.”

Use of Proceeds	The net proceeds from this offering of notes will be approximately $ after deducting the estimated underwriting discounts and offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of our outstanding commercial paper notes or other near-term debt maturities. See “Use of Proceeds.”

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”).

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including Euroclear Banking S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, S.A.

The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Absence of Public Trading Market

The notes will be a new issue of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk Factors” in this prospectus supplement.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” beginning on page S-6 and the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in our notes involves risks. Before you invest in the notes, you should carefully consider the following risk factors, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference in evaluating an investment in the notes. If any of the risks discussed below or in the foregoing documents were actually to occur, our business, prospects, financial condition, results of operations, cash flows, and, in some cases our reputation, could be materially adversely affected. In that case, we might not be able to pay interest on, or the principal of, the notes. In any such case, you may lose all or part of your original investment and not realize any return that you may have expected thereon. See “Certain Definitions” for definitions of certain terms used in this section.

Risks Related to the Notes

Restrictions in our debt agreements and the amount of our indebtedness may affect our future financial and operating flexibility.

Our outstanding indebtedness was approximately $25.7 billion as of September 30, 2023. Borrowing capacity under our credit facility was approximately $3.03 billion as of December 29, 2023, and we had approximately $725 million of commercial paper outstanding under our $3.5 billion commercial paper program as of December 29, 2023.

The agreements governing our indebtedness contain covenants that restrict our and our material subsidiaries’ ability to incur certain liens to support indebtedness and our ability to merge or consolidate or sell all or substantially all of our assets in certain circumstances. In addition, certain of our debt agreements contain various covenants that restrict or limit, among other things, our ability to make certain distributions during the continuation of an event of default, the ability of our subsidiaries to incur additional debt, and our, and our material subsidiaries’, ability to enter into certain affiliate transactions and certain restrictive agreements. Certain of our debt agreements also contain, and those we enter into in the future may contain, financial covenants, and other limitations with which we will need to comply.

Our debt service obligations and the covenants described above could have important consequences. For example, they could:

•

make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes, or other purposes;

•	diminish our ability to withstand a continued or future downturn in our business or the economy generally;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, the payments of dividends, general corporate purposes, or other purposes; and

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, including limiting our ability to expand or pursue our business activities and preventing us from engaging in certain transactions that might otherwise be considered beneficial to us.

Our ability to comply with our debt covenants, to repay, extend, or refinance our existing debt obligations, to make payments of interest on, and the principal of, the notes, and to obtain future credit will depend primarily on our operating performance. Our ability to refinance existing debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to comply with these covenants, meet our debt service obligations, or obtain future credit on favorable terms, or at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

Our failure to comply with the covenants in the documents governing our indebtedness could result in events of default, which could render such indebtedness due and payable. We may not have sufficient liquidity to repay our indebtedness in such circumstances. In addition, cross-default or cross-acceleration provisions in our debt agreements could cause a default or acceleration to have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. For more information regarding our debt agreements, please read “Description of Other Indebtedness.”

We are not prohibited under the indenture that will govern the notes or the indentures that govern our existing senior unsecured notes from incurring additional indebtedness in addition to the notes. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to pay the interest on, and principal of, the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on the notes.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes. As part of our cash management program with our subsidiaries, we enter into certain intercompany debt agreements with Transco, Northwest Pipeline and MountainWest. The amounts that we owe under these debt agreements could rank pari passu with the notes and our existing senior indebtedness. As of September 30, 2023, the amount of our intercompany obligations to Northwest Pipeline, Transco and MountainWest totaled approximately $164 million, $1.6 billion and $80 million, respectively.

Our subsidiaries are not prohibited from incurring indebtedness by their organizational documents, which may affect our ability to pay interest on, and the principal of, the notes.

Our subsidiaries are not prohibited by the terms of their respective organizational documents from incurring indebtedness. If they were to incur significant amounts of indebtedness, such occurrence may inhibit their ability to make distributions to us. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the notes.

The notes will be structurally subordinated to liabilities and indebtedness of our subsidiaries and effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.

We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are effectively prior to any claims you may have under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes.

Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are generally not prohibited under the indenture from incurring additional indebtedness (in particular, Transco, Northwest Pipeline and MountainWest collectively had approximately $6.2 billion of indebtedness outstanding as of September 30, 2023). As a result, holders of the notes will be structurally subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be structurally subordinated to all those claims of creditors of our subsidiaries.

An active trading market may not develop for our notes.

Prior to this offering, there was no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, none of the underwriters is obligated to make a market in the notes and, even if the underwriters commence market making, they may cease their market-making at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for our notes. If an active trading market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected.

Risks Related to Our Business

The financial condition of our natural gas transportation and midstream businesses is dependent on the continued availability of natural gas supplies in the supply basins that we access and demand for those supplies in the markets we serve.

Our ability to maintain and expand our natural gas transportation and midstream businesses depends on the level of drilling and production predominantly by third parties in our supply basins. Production from existing wells and natural gas supply basins with access to our pipeline and gathering systems will naturally decline over time. The amount of natural gas reserves underlying these existing wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. We do not obtain independent evaluations of natural gas reserves connected to our systems and processing facilities. Accordingly, we do not have independent estimates of total reserves dedicated to our systems or the anticipated life of such reserves. In addition, low prices for natural gas, regulatory limitations, including permitting and environmental regulations, or the lack of available capital have, and may continue to, adversely affect the development and production of existing or additional natural gas reserves and the installation of gathering, storage, and pipeline transportation facilities. The import and export of natural gas supplies may also be affected by such conditions. Low natural gas prices in one or more of our existing supply basins, whether caused by a lack of infrastructure or otherwise, could also result in depressed natural gas production in such basins and limit the supply of natural gas made available to us. The competition for natural gas supplies to serve other markets could also reduce the amount of natural gas supply for our customers. A failure to obtain access to sufficient natural gas supplies will adversely impact our ability to maximize the capacities of our gathering, transportation, and processing facilities.

Demand for our services is dependent on the demand for gas in the markets we serve. Alternative fuel sources such as electricity, coal, fuel oils, or nuclear energy, as well as technological advances and renewable sources of energy, could reduce demand for natural gas in our markets and have an adverse effect on our business. Governmentally imposed constraints, such as prohibitions on natural gas hookups in newly constructed buildings, could also artificially limit new demand for natural gas.

A failure to obtain access to sufficient natural gas supplies or a reduction in demand for our services in the markets we serve could result in impairments of our assets and have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

Prices for natural gas, NGLs, oil, and other commodities, are volatile and this volatility has and could continue to adversely affect our financial condition, results of operations, cash flows, access to capital, and ability to maintain or grow our businesses.

Our revenues, operating results, future rate of growth, and the value of certain components of our businesses depend primarily upon the prices of natural gas, NGLs, oil, or other commodities, and the differences between prices of these commodities and could be materially adversely affected by an extended period of low commodity prices, or a decline in commodity prices. Price volatility has and could continue to impact both the amount we receive for our products and services and the volume of products and services we sell. Prices affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Price volatility has had and could continue to have an adverse effect on our business, results of operations, financial condition, cash flows and our ability to pay interest on, and the principal of, the notes.

The markets for natural gas, NGLs, oil, and other commodities are likely to continue to be volatile. Wide fluctuations in prices might result from one or more factors beyond our control, including:

•	imbalances in supply and demand whether rising from worldwide or domestic supplies of and demand for natural gas, NGLs, oil, and related commodities;

•	geopolitical turmoil in the Middle East, Eastern Europe, and other producing regions, including the Russian invasion of Ukraine and the conflict between Israel and Hamas;

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the activities of OPEC and other countries, whether acting independently of or informally aligned with OPEC, which have significant oil, natural gas or other commodity production capabilities, including Russia;

•	the level of consumer demand;

•	the price and availability of other types of fuels or feedstocks;

•	the availability of pipeline capacity;

•	supply disruptions, including plant outages and transportation disruptions;

•	the price and quantity of foreign imports and domestic exports of natural gas and oil;

•	domestic and foreign governmental regulations and taxes; and

•	the credit of participants in the markets where products are bought and sold.

We are exposed to the credit risk of our customers and counterparties, and our credit risk management will not be able to completely eliminate such risk.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers and counterparties in the ordinary course of our business. Generally, our customers are rated investment grade, are otherwise considered creditworthy, are required to make prepayments or provide security to satisfy credit concerns, or are dependent upon us, in some cases without a readily available alternative, to provide necessary services. However, our credit procedures and policies cannot completely eliminate customer and counterparty credit risk. Our customers and counterparties include industrial customers, local distribution companies, natural gas producers, and marketers whose creditworthiness may be suddenly and disparately impacted by, among other factors, commodity price volatility, deteriorating energy market conditions, and public and regulatory opposition to energy producing activities. In a low commodity price environment, certain of our customers have been or could be negatively impacted, causing them significant economic stress resulting, in some cases, in a customer bankruptcy filing or an effort to renegotiate our contracts. To the extent one or more of our key customers commences bankruptcy proceedings, our contracts with such customers may be subject to rejection under applicable provisions of the United States Bankruptcy Code or, if we so agree, may be renegotiated. Further, during any such bankruptcy proceeding, prior to assumption, rejection, or renegotiation of such contracts, the bankruptcy court may temporarily authorize the payment of value for our services less than contractually required, which could have a material adverse effect on our business, results of operations, cash flows, and financial condition. If we fail to adequately assess the creditworthiness of existing or future customers and counterparties or otherwise do not take sufficient mitigating actions, including obtaining sufficient collateral, deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them could cause us to write down or write off accounts receivable. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur, and, if significant, could have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

We face opposition to operation and expansion of our pipelines and facilities from various individuals and groups.

We have experienced, and we anticipate that we will continue to face, opposition to the operation and expansion of our pipelines and facilities from governmental officials, environmental groups, landowners, tribal groups, local groups, and other advocates. In some instances, we encounter opposition that disfavors hydrocarbon-based energy supplies regardless of practical implementation or financial considerations. Opposition to our operation and expansion can take many forms, including the delay or denial of required governmental permits, organized protests, attempts to block or sabotage our operations, intervention in regulatory or administrative proceedings involving our assets, or lawsuits or other actions designed to prevent, disrupt, or delay the operation or expansion of our assets and business. In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property, or the environment or lead to extended interruptions of our operations. Any such event that delays or prevents the expansion of our business, that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could adversely affect our financial condition and results of operations.

We may not be able to grow or effectively manage our growth.

As part of our growth strategy, we consider acquisition opportunities and engage in significant capital projects. We have both a project lifecycle process and an investment evaluation process. These are processes we use to identify, evaluate, and execute on acquisition opportunities and capital projects. We may not always have sufficient and accurate information to identify and value potential opportunities and risks or our investment evaluation process may be incomplete or flawed. Regarding potential acquisitions, suitable acquisition candidates or assets may not be available on terms and conditions we find acceptable or, where multiple parties are trying to acquire an acquisition candidate or assets, we may not be chosen as the acquirer. If we are able to acquire a targeted business, we may not be able to successfully integrate the acquired businesses and realize anticipated benefits in a timely manner.

Our growth may also be dependent upon the construction of new natural gas gathering, transportation, compression, processing, or treating pipelines and facilities, NGL transportation, or fractionation or storage facilities as well as the expansion of existing facilities. Additional risks associated with construction may include the inability to obtain rights-of-way, skilled labor, equipment, materials, permits, and other required inputs in a timely manner such that projects are completed, on time or at all, and the risk that construction cost overruns, including due to inflation, could cause total project costs to exceed budgeted costs. Additional risks associated with growing our business include, among others, that:

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changing circumstances and deviations in variables could negatively impact our investment analysis, including our projections of revenues, earnings, and cash flow relating to potential investment targets, resulting in outcomes that are materially different than anticipated;

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we could be required to contribute additional capital to support acquired businesses or assets, and we may assume liabilities that were not disclosed to us, that exceed our estimates and for which contractual protections are either unavailable or prove inadequate;

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acquisitions could disrupt our ongoing business, distract management, divert financial and operational resources from existing operations, and make it difficult to maintain our current business standards, controls, and procedures; and

•	acquisitions and capital projects may require substantial new capital, including the issuance of debt or equity, and we may not be able to access credit or capital markets or obtain acceptable terms.

If realized, any of these risks could have an adverse impact on our financial condition, results of operations, including the possible impairment of our assets, or cash flows, and our ability to pay interest on, and the principal of, the notes.

Our industry is highly competitive and increased competitive pressure could adversely affect our business and operating results.

We have numerous competitors in all aspects of our businesses, and additional competitors may enter our markets. Any current or future competitor that delivers natural gas, NGLs, or other commodities into the areas that we operate could offer transportation services that are more desirable to shippers than those we provide because of price, location, facilities, or other factors. In addition, current or potential competitors may make strategic acquisitions or have greater financial resources than we do, which could affect our ability to make strategic investments or acquisitions. Our competitors may be able to respond more quickly to new laws or regulations or emerging technologies or to devote greater resources to the construction, expansion, or refurbishment of their facilities than we can. Failure to successfully compete against current and future competitors could have a material adverse effect on our business, results of operations, financial condition, cash flows and our ability to pay interest on, and the principal of, the notes.

We do not own 100 percent of the equity interests of certain subsidiaries, including the Nonconsolidated Entities, which may limit our ability to operate and control these subsidiaries. Certain operations, including the Nonconsolidated Entities, are conducted through arrangements that may limit our ability to operate and control these operations.

The operations of our current non-wholly-owned subsidiaries, including the Nonconsolidated Entities, are conducted in accordance with their organizational documents. We anticipate that we will enter into more such arrangements, including through new joint venture structures or new Nonconsolidated Entities. We may have limited operational flexibility in such current and future arrangements, and we may not be able to control the timing or amount of cash distributions received. In certain cases:

•	we cannot control the amount of cash reserves determined to be necessary to operate the business, which reduces cash available for distributions;

•	we cannot control the amount of capital expenditures that we are required to fund and we are dependent on third parties to fund their required share of capital expenditures;

•	we may be subject to restrictions or limitations on our ability to sell or transfer our interests in the jointly owned assets;

•	we may be forced to offer rights of participation to other joint venture participants in the area of mutual interest;

•	we have limited ability to influence or control certain day to day activities affecting the operations; and

•	we may have additional obligations, such as required capital contributions, that are important to the success of the operations.

In addition, conflicts of interest may arise between us, on the one hand, and other interest owners, on the other hand. If such conflicts of interest arise, we may not have the ability to control the outcome with respect to the matter in question. Disputes between us and other interest owners may also result in delays, litigation, or operational impasses.

The risks described above or the failure to continue such arrangements could adversely affect our ability to conduct the operations that are the subject of such arrangements which could, in turn, negatively affect our business, growth strategy, financial condition, and results of operations.

We may not be able to replace, extend, or add additional customer contracts or contracted volumes on favorable terms, or at all, which could affect our financial condition, the amount of cash available to pay our obligations under the notes, and our ability to grow.

We rely on a limited number of customers and producers for a significant portion of our revenues and supply of natural gas and NGLs. Although many of our customers and suppliers are subject to long-term contracts, if we are unable to replace or extend such contracts, add additional customers, or otherwise increase the contracted volumes of natural gas provided to us by current producers, in each case on favorable terms, if at all, our financial condition, growth plans, and the amount of cash available to pay dividends could be adversely affected. Our ability to replace, extend, or add additional customer or supplier contracts, or increase contracted volumes of natural gas from current producers, on favorable terms, or at all, is subject to a number of factors, some of which are beyond our control, including:

•	the level of existing and new competition in our businesses or from alternative sources, such as electricity, renewable resources, coal, fuel oils, or nuclear energy;

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natural gas and NGL prices, demand, availability, and margins in our markets. Higher prices for energy commodities related to our businesses could result in a decline in the demand for those commodities and, therefore, in customer contracts or throughput on our pipeline systems. Also, lower energy commodity prices could negatively impact our ability to maintain or achieve favorable contractual terms, including pricing, and could also result in a decline in the production of energy commodities resulting in reduced customer contracts, supply contracts, and throughput on our pipeline systems;

•	general economic, financial markets, and industry conditions;

•	the effects of regulation on us, our customers, and our contracting practices; and

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our ability to understand our customers’ expectations, efficiently and reliably deliver high quality services, and effectively manage customer relationships. The results of these efforts will impact our reputation and positioning in the market.

Certain of our gas pipeline services are subject to long-term, fixed-price contracts that are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts.

Our gas pipelines provide some services pursuant to long-term, fixed-price contracts. It is possible that costs to perform services under such contracts will exceed the revenues our pipelines collect for their services.

Although other services are priced at cost-based rates that are subject to adjustment in rate cases, under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate” that may be above or below the FERC regulated cost-based rate for that service. These “negotiated rate” contracts are not generally subject to adjustment for increased costs that could be produced by inflation or other factors relating to the specific facilities being used to perform the services.

Some of our businesses are exposed to supplier concentration risks arising from dependence on a single or a limited number of suppliers.

Some of our businesses may be dependent on a small number of suppliers for delivery of critical goods or services. If a supplier on which one of our businesses depends were to fail to timely supply required goods and services, such business may not be able to replace such goods and services in a timely manner or otherwise on favorable terms or at all. If our business is unable to adequately diversify or otherwise mitigate such supplier concentration risks and such risks were realized, such businesses could be subject to reduced revenues and increased expenses, which could have a material adverse effect on our financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

Failure of our service providers or disruptions to our outsourcing relationships might negatively impact our ability to conduct our business.

Certain of our accounting and information technology services are currently provided by third-party vendors, and sometimes from service centers outside of the United States. Services provided pursuant to these arrangements could be disrupted. Similarly, the expiration of agreements associated with such arrangements or the transition of services between providers could lead to loss of institutional knowledge or service disruptions. Our reliance on others as service providers could have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

An impairment of our assets, including property, plant, and equipment, intangible assets, and/or equity- method investments, could reduce our earnings.

GAAP requires us to test certain assets for impairment on either an annual basis or when events or circumstances occur which indicate that the carrying value of such assets might be impaired. The outcome of such testing could result in impairments of our assets including our property, plant, and equipment, intangible assets, and/or equity-method investments. Additionally, any asset monetizations could result in impairments if any assets are sold or otherwise exchanged for amounts less than their carrying value. If we determine that an impairment has occurred, we would be required to take an immediate noncash charge to earnings.

Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices may impose additional costs on us or expose us to new or additional risks.

Companies across all industries are facing increasing scrutiny from stakeholders related to their environmental, social, and governance (“ESG”) practices. Investor advocacy groups, institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, investors’ increased focus and activism related to ESG (as proponents or opponents) and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies that do not adapt to or comply with investor or other stakeholder expectations and standards, which are evolving, or that are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage, and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.

We face pressures from our stockholders, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint, and promote sustainability. Our stockholders may require us to implement ESG procedures or standards in order to continue engaging with us, to remain invested in us or before they may make further investments in us. Additionally, we may face reputational challenges in the event our ESG procedures or standards do not meet the standards set by certain constituencies. We adopted certain practices as highlighted in our 2022 Sustainability Report, including with respect to air emissions, biodiversity and land use, climate change, and environmental stewardship. It is possible, however, that our stockholders might not be satisfied with our sustainability efforts or the speed of their adoption. If we do not meet our stockholders’ expectations, our business, ability to access capital, and/or our stock price could be harmed.

Additionally, adverse effects upon the oil and gas industry related to the worldwide social and political environments, including uncertainty or instability resulting from climate change, changes in political leadership and environmental policies, changes in geopolitical-social views toward fossil fuels and renewable energy, concern about the environmental impact of climate change, and investors’ expectations regarding ESG matters, may also adversely affect demand for our services. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business.

The occurrence of any of the foregoing could have a material adverse effect on the price of our stock and our business and financial condition.

We may be subject to physical and financial risks associated with climate change.

The threat of global climate change may create physical and financial risks to our business. Energy needs vary with weather conditions. To the extent weather conditions may be affected by climate change, energy use could increase or decrease depending on the duration and magnitude of any changes. Increased energy use due to weather changes may require us to invest in more pipelines and other infrastructure to serve increased demand. A decrease in energy use due to weather changes may affect our financial condition through decreased revenues. Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions. Weather conditions outside of our operating territory could also have an impact on our revenues. To the extent the frequency of extreme weather events increases, this could increase our cost of providing service. We may not be able to pass on the higher costs to our customers or recover all costs related to mitigating these physical risks.

Additionally, many climate models indicate that global warming is likely to result in rising sea levels and increased frequency and severity of weather events, which may lead to higher insurance costs, or a decrease in available coverage, for our assets in areas subject to severe weather. These climate-related changes could damage our physical assets, especially operations located in low-lying areas near coasts and river banks, and facilities situated in hurricane-prone and rain-susceptible regions.

To the extent financial markets view climate change and greenhouse gas (“GHG”) emissions as a financial risk, this could negatively impact our cost of and access to capital. Climate change and GHG regulation could also reduce demand for our services. Our business could also be affected by the potential for lawsuits against GHG emitters, based on links drawn between GHG emissions and climate change.

Our operations are subject to operational hazards and unforeseen interruptions.

There are operational risks associated with the gathering, transporting, storage, processing, and treating of natural gas, the fractionation, transportation, and storage of NGLs, and crude oil transportation and production handling, including:

•	aging infrastructure and mechanical problems;

•	damages to pipelines and pipeline blockages or other pipeline interruptions;

•	uncontrolled releases of natural gas (including sour gas), NGLs, crude oil, or other products;

•	collapse or failure of storage caverns;

•	operator error;

•	damage caused by third-party activity, such as operation of construction equipment;

•	pollution and other environmental risks;

•	fires, explosions, craterings, and blowouts;

•	security risks, including cybersecurity; and

•	operating in a marine environment.

Any of these risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of our operations, loss of services to our customers, reputational damage, and substantial losses to us. The location of certain segments of our facilities in or near populated areas, including residential areas, commercial business centers, and industrial sites, could increase the level of damages resulting from these risks. An event such as those described above could have a material adverse effect on our financial condition and results of operations, particularly if the event is not fully covered by insurance.

Our assets and operations, as well as our customers’ assets and operations, can be adversely affected by weather and other natural phenomena.

Our assets and operations, especially those located offshore, and our customers’ assets and operations can be adversely affected by hurricanes, floods, earthquakes, landslides, tornadoes, fires, and other natural phenomena and weather conditions, including extreme or unseasonable temperatures, making it more difficult for us to realize the historic rates of return associated with our assets and operations. A significant disruption in our or our customers’ operations or the occurrence of a significant liability for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

Our business could be negatively impacted by acts of terrorism and related disruptions.

Given the volatile nature of the commodities we transport, process, store, and sell, our assets and the assets of our customers and others in our industry may be targets of terrorist activities. Uncertainty surrounding the Russian invasion of Ukraine, the conflict between Israel and Hamas, or other sustained military campaigns, may affect our operations in unpredictable ways, including the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terrorism. A terrorist attack could create significant price volatility, disrupt our business, limit our access to capital markets, or cause significant harm to our operations, such as full or partial disruption to our ability to produce, process, transport, or distribute natural gas, NGLs, or other commodities. Acts of terrorism, as well as events occurring in response to or in connection with acts of terrorism, could cause environmental repercussions that could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and our ability to pay interest on, and the principal of, the notes.

A breach of our information technology infrastructure, including a breach caused by a cybersecurity attack on us or third parties with whom we are interconnected, may interfere with the safe operation of our assets, result in the disclosure of personal or proprietary information, and harm our reputation.

We rely on our information technology infrastructure to process, transmit, and store electronic information, including information we use to safely operate our assets. Our Board of Directors has oversight responsibility with regard to assessment of the major risks inherent in our business, including cybersecurity risks, and reviews management’s efforts to address and mitigate such risks, including the establishment and implementation of policies to address cybersecurity threats. We have invested, and expect to continue to invest, significant time, manpower, and capital in our information technology infrastructure. However, the age, operating systems, or condition of our current information technology infrastructure and software assets and our ability to maintain and upgrade such assets could affect our ability to resist cybersecurity threats. While we believe that we maintain appropriate information security policies, practices, and protocols, we regularly face cybersecurity and other security threats to our information technology infrastructure, which could include threats to our operational industrial control systems and safety systems that operate our pipelines, plants, and assets. We face unlawful attempts to gain access to our information technology infrastructure, including coordinated attacks from hackers, whether state-sponsored groups, “hacktivists”, or private individuals. We face the threat of theft and misuse of sensitive data and information, including customer and employee information. We also face attempts to gain access to information related to our assets through attempts to obtain unauthorized access by targeting acts of deception against individuals with legitimate access to physical locations or information. We also are subject to cybersecurity risks arising from the fact that our business operations are interconnected with third parties, including third-party pipelines, other facilities and our contractors and vendors. In addition, the breach of certain business systems could affect our ability to correctly record, process, and report financial information. Breaches in our information technology infrastructure or physical facilities, or other disruptions including those arising from theft, vandalism, fraud, or unethical conduct, which may increase as a result of the Russian invasion of Ukraine, could result in damage to or destruction of our assets, unnecessary waste, safety incidents, damage to the environment, reputational damage, potential liability, the loss of contracts, the imposition of significant costs associated with remediation and litigation, heightened regulatory scrutiny, increased insurance costs, and have a material adverse effect on our operations, financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and NGLs or to treat natural gas, our revenues could be adversely affected.

We depend upon third-party pipelines and other facilities that provide delivery options to and from our pipelines and facilities for the benefit of our customers. Because we do not own these third-party pipelines or other facilities, their continuing operation is not within our control. If these pipelines or facilities were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines or facilities, reduced operating pressures, lack of capacity, increased credit requirements or rates charged by such pipelines or facilities or other causes, we and our customers would have reduced capacity to transport, store, or deliver natural gas or NGL products to end use markets or to receive deliveries of mixed NGLs, thereby reducing our revenues. Any temporary or permanent interruption at any key pipeline interconnection or in operations on third-party pipelines or facilities that would cause a material reduction in volumes transported on our pipelines or our gathering systems or processed, fractionated, treated, or stored at our facilities could have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

Our operating results for certain components of our business might fluctuate on a seasonal basis.

Revenues from certain components of our business can have seasonal characteristics. In many parts of the country, demand for natural gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. Demand for natural gas and other fuels could vary significantly from our expectations depending on the nature and location of our facilities and pipeline systems and the terms of our natural gas transportation arrangements relative to demand created by unusual weather patterns.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

We do not own all of the land on which our pipelines and facilities have been constructed. As such, we are subject to the possibility of increased costs to retain necessary land use. In those instances in which we do not own the land on which our facilities are located, we obtain the rights to construct and operate our facilities and gathering systems on land owned by third parties and governmental agencies for a specific period of time. In addition, some of our facilities cross Native American lands pursuant to rights-of-way of limited terms. We may not have the right of eminent domain over land owned by Native American tribes. Our loss of any of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay interest on, and the principal of, the notes.

Our business could be negatively impacted as a result of stockholder activism.

In recent years, stockholder activism, including threatened or actual proxy contests, has been directed against numerous public companies, including ours. We were the target of a proxy contest from a stockholder activist, which resulted in our incurring significant costs. If stockholder activists were to again take or threaten to take actions against the Company or seek to involve themselves in the governance, strategic direction, or operations of the Company, we could incur significant costs as well as the distraction of management, which could have an adverse effect on our business or financial results. In addition, actions of activist stockholders may cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

Our costs and funding obligations for our defined benefit pension plans and costs for our other postretirement benefit plans are affected by factors beyond our control.

We have defined benefit pension plans and other postretirement benefit plans. The timing and amount of our funding requirements under the defined benefit pension plans depend upon a number of factors that we control, including changes to pension plan benefits, as well as factors outside of our control, such as asset returns, interest rates, and changes in pension laws. Changes to these and other factors that can significantly increase our funding requirements could have a significant adverse effect on our financial condition and results of operations.

Risks Related to Financing Our Business

A downgrade of our credit ratings, which are determined outside of our control by independent third parties, could impact our liquidity, access to capital, and our costs of doing business.

Downgrades of our credit ratings increase our cost of borrowing and could require us to provide collateral to our counterparties, negatively impacting our available liquidity. In addition, our ability to access capital markets could be limited by the downgrading of our credit ratings.

Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria such as, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are subject to revision or withdrawal at any time by the ratings agencies. As of the date of the filing of this report, we have been assigned an investment-grade credit rating by the credit ratings agencies.

Difficult conditions in the global financial markets and the economy in general could negatively affect our business and results of operations.

Our businesses may be negatively impacted by adverse economic conditions or future disruptions in the global financial markets. Included among these potential negative impacts are industrial or economic contraction

(including as a result of the COVID-19 pandemic) leading to reduced energy demand and lower prices for our products and services and increased difficulty in collecting amounts owed to us by our customers. The conflict between Israel and Hamas and the ongoing Russian invasion of Ukraine and the actions undertaken by western nations in response to Russia’s actions have had, and may continue to have, adverse impacts on global financial markets. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to implement our business plans or otherwise take advantage of business opportunities or respond to competitive pressures. In addition, financial markets have periodically been affected by concerns over U.S. fiscal and monetary policies. These concerns, as well as actions taken by the U.S. federal government in response to these concerns, could significantly and adversely impact the global and U.S. economies and financial markets, which could negatively impact us in the manner described above.

Changes to interest rates or increases in interest rates could adversely impact our access to credit, share price, our ability to issue securities or incur debt for acquisitions or other purposes, and our ability to make cash dividends at our intended levels.

Interest rates have risen in recent years and may increase in the future. As a result, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our share price will be impacted by the level of our dividends and implied dividend yield. The dividend yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our shares, and a rising interest rate environment could have an adverse impact on our share price and our ability to issue equity or incur debt for acquisitions or other purposes and to pay cash dividends at our intended levels.

Our hedging activities might not be effective and could increase the volatility of our results.

In an effort to manage our financial exposure related to commodity price and market fluctuations, we have entered, and may in the future enter into contracts to hedge certain risks associated with our assets and operations. In these hedging activities, we have used, and may in the future use, fixed-price, forward, physical purchase, and sales contracts, futures, financial swaps, and option contracts traded in the over-the-counter markets or on exchanges. Nevertheless, no single hedging arrangement can adequately address all risks present in a given contract. For example, a forward contract that would be effective in hedging commodity price volatility risks would not hedge the contract’s counterparty credit or performance risk. Therefore, unhedged risks will always continue to exist. While we attempt to manage counterparty credit risk within guidelines established by our credit policy, we may not be able to successfully manage all credit risk and as such, future cash flows and results of operations could be impacted by counterparty default. The difference in accounting treatment for the underlying position and the financial instrument used to hedge the value of the contract can cause volatility in our reported net income while the positions are open due to mark-to-market accounting.

Our and our customers’ access to capital could be affected by financial institutions’ policies concerning fossil-fuel related businesses.

Public concern regarding the potential effects of climate change have directed increased attention towards the funding sources of fossil-fuel energy companies. As a result, certain financial institutions, funds, and other sources of capital have restricted or eliminated their investment in certain market segments of fossil-fuel related energy. Ultimately, limiting fossil-fuel related companies’ access to capital could make it more difficult for our customers to secure funding for exploration and production activities or for us to secure funding for growth projects. Such a lack of capital could also both indirectly affect demand for our services and directly affect our ability to fund construction or other capital projects.

Risks Related to Regulations

The operation of our businesses might be adversely affected by regulatory proceedings, changes in government regulations or in their interpretation or implementation, or the introduction of new laws or regulations applicable to our businesses or our customers.

Public and regulatory scrutiny of the energy industry has resulted in the proposal and/or implementation of increased regulations. Such scrutiny has also resulted in various inquiries, investigations, and court proceedings, including litigation of energy industry matters. Both the shippers on our pipelines and regulators have rights to challenge the rates we charge under certain circumstances. Any successful challenge could materially affect our results of operations.

Certain inquiries, investigations, and court proceedings are ongoing. Adverse effects may continue as a result of the uncertainty of ongoing inquiries, investigations, and court proceedings, or additional inquiries and proceedings by federal or state regulatory agencies or private plaintiffs. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines and/or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our results of operations or increase our operating costs in other ways. Current legal proceedings or other matters, including environmental matters, suits, regulatory appeals, and similar matters might result in adverse decisions against us which, among other outcomes, could result in the imposition of substantial penalties and fines and could damage our reputation. The result of such adverse decisions, either individually or in the aggregate, could be material and may not be covered fully or at all by insurance.

In addition, existing regulations, including those pertaining to financial assurances to be provided by our businesses in respect of potential asset decommissioning and abandonment activities, might be revised, reinterpreted, or otherwise enforced in a manner that differs from prior regulatory action. New laws and regulations, including those pertaining to oil and gas hedging and cash collateral requirements, might also be adopted or become applicable to us, our customers, or our business activities. The change in the U.S. governmental administration and its policies may increase the likelihood of such legal and regulatory developments. If new laws or regulations are imposed relating to oil and gas extraction, or if additional or revised levels of reporting, regulation, or permitting moratoria are required or imposed, including those related to hydraulic fracturing, the volumes of natural gas and other products that we transport, gather, process, and treat could decline, our compliance costs could increase, and our results of operations could be adversely affected.

The natural gas sales, transportation, and storage operations of our gas pipelines are subject to regulation by the FERC, which could have an adverse impact on their ability to establish transportation and storage rates that would allow them to recover the full cost of operating their respective pipelines and storage assets, including a reasonable rate of return.

In addition to regulation by other federal, state, and local regulatory authorities, interstate pipeline transportation and storage service is subject to regulation by the FERC. Federal regulation extends to such matters as:

•	transportation and sale for resale of natural gas in interstate commerce;

•	rates, operating terms, types of services, and conditions of service;

•	certification and construction of new interstate pipelines and storage facilities;

•	acquisition, extension, disposition, or abandonment of existing interstate pipelines and storage facilities;

•	accounts and records;

•	depreciation and amortization policies;

•	relationships with affiliated companies that are involved in marketing functions of the natural gas business; and

•	market manipulation in connection with interstate sales, purchases, or transportation of natural gas.

Regulatory or administrative actions in these areas, including successful complaints or protests against the rates of the gas pipelines, can affect our business in many ways, including decreasing tariff rates and revenues, decreasing volumes in our pipelines, increasing our costs, and otherwise altering the profitability of our pipeline business.

Our operations are subject to environmental laws and regulations, including laws and regulations relating to climate change and greenhouse gas emissions, which may expose us to significant costs, liabilities, and expenditures that could exceed our expectations.

Our operations are subject to extensive federal, state, tribal, and local laws and regulations governing environmental protection, endangered and threatened species, the discharge of materials into the environment, and the security of chemical and industrial facilities. Substantial costs, liabilities, delays, and other significant issues related to environmental laws and regulations are inherent in the gathering, transportation, storage, processing, and treating of natural gas, fractionation, transportation, and storage of NGLs, and crude oil transportation and production handling as well as waste disposal practices and construction activities. New or amended environmental laws and regulations can also result in significant increases in capital costs we incur to comply with such laws and regulations. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil and/or criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of injunctions limiting or preventing some or all of our operations, and delays or denials in granting permits.

Joint and several strict liability may be incurred without regard to fault under certain environmental laws and regulations, for the remediation of contaminated areas and in connection with spills or releases of materials associated with natural gas, oil, and wastes on, under, or from our properties and facilities. Private parties, including the owners of properties through which our pipeline and gathering systems pass and facilities where our wastes are taken for reclamation or disposal, may have the right to pursue legal actions to enforce compliance as well as to seek damages for noncompliance with environmental laws and regulations or for personal injury or property damage arising from our operations. Some sites at which we operate are located near current or former third-party hydrocarbon storage and processing or oil and natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours.

We are generally responsible for all liabilities associated with the environmental condition of our facilities and assets, whether acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and divestitures, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses, which may not be covered by insurance. In addition, the steps we could be required to take to bring certain facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest, or alter the operation of those facilities, which might cause us to incur losses.

In addition, climate change regulations and the costs that may be associated with such regulations and with the regulation of emissions of GHGs have the potential to affect our business. Regulatory actions by the Environmental Protection Agency or the passage of new climate change laws or regulations could result in increased costs to operate and maintain our facilities, install new emission controls on our facilities, or administer and manage any GHG emissions program. We believe it is possible that future governmental legislation and/or regulation may require us either to limit GHG emissions associated with our operations or to purchase allowances for such emissions. We could also be subjected to a carbon tax assessed on the basis of carbon dioxide emissions or otherwise. However, we cannot predict precisely what form these future regulations might take, the stringency of any such regulations or when they might become effective. Several legislative bills have been introduced in the United States Congress that would require carbon dioxide emission reductions. Previously considered proposals have included, among other things, limitations on the amount of GHGs that can be emitted (so called “caps”) together with systems of permitted emissions allowances. These proposals could require us to reduce emissions or to purchase allowances for such emissions.

In addition to activities on the federal level, state and regional initiatives could also lead to the regulation of GHG emissions sooner than and/or independent of federal regulation. These regulations could be more stringent than any federal legislation that may be adopted. Future legislation and/or regulation designed to reduce GHG emissions could make some of our activities uneconomic to maintain or operate. We continue to monitor legislative and regulatory developments in this area and otherwise take efforts to limit and reduce GHG emissions from our facilities. Although the regulation of GHG emissions may have a material impact on our operations and rates, we believe it is premature to attempt to quantify the potential costs of the impacts.

If we are unable to recover or pass through a significant level of our costs related to complying with climate change regulatory requirements imposed on us, it could have a material adverse effect on our results of operations and financial condition.

General Risk Factors

We do not insure against all potential risks and losses and could be seriously harmed by unexpected liabilities or by the inability of our insurers to satisfy our claims.

In accordance with customary industry practice, we maintain insurance against some, but not all, risks and losses, and only at levels we believe to be appropriate. The occurrence of any risks not fully covered by our insurance could have a material adverse effect on our business, financial condition, results of operations, and cash flows and our ability to pay interest on, and the principal of, the notes.

Failure to attract and retain an appropriately qualified workforce could negatively impact our results of operations.

Events such as an aging workforce without appropriate replacements, mismatch of skill sets to future needs, the challenges of attracting new, qualified workers to the midstream energy industry, or unavailability of contract labor may lead to operating challenges such as lack of resources, loss of knowledge, and a lengthy time period associated with skill development, including with the workforce needs associated with projects and ongoing operations. Failure to hire and adequately obtain replacement employees, including the ability to transfer significant internal historical knowledge and expertise to the new employees, or the future availability and cost of contract labor may adversely affect our ability to manage and operate the businesses. If we are unable to successfully attract and retain an appropriately qualified workforce, including members of senior management, results of operations could be negatively impacted.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering of notes will be approximately $            , after deducting estimated underwriting discounts and offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of our outstanding commercial paper notes or other near-term debt maturities. As of December 29, 2023, we had approximately $725 million of commercial paper notes outstanding with a weighted average annual interest rate of 5.63% and a weighted average maturity of 13.52 days.

CAPITALIZATION

The following table sets forth our historical cash and cash equivalents and capitalization as of September 30, 2023, as adjusted to reflect:

•	the payment of $600 million of our 2023 Notes upon their maturity in November 2023;

•	the receipt of $533 of net proceeds in connection with the litigation with Energy Transfer, as described under “Summary — Recent Developments — Energy Transfer Litigation”;

•

the payment of $545 million in connection with the acquisition of Cureton Front Range, LLC and the recording of a $704 million obligation for consideration payable for the additional 50 percent interest in RMM as part of the DJ Basin acquisitions described under “Summary — Recent Developments — DJ Basin Acquisitions”;

•	borrowings of $725 million under our commercial paper program as of December 29, 2023;

•	the payment of $1.95 billion of consideration for the Hartree Acquisition at closing using cash on hand;

•	the sale of the notes offered by us in this offering, after deducting estimated underwriting discounts and offering expenses payable by us; and

•	the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement, assuming such net proceeds are used to repay commercial paper notes.

This table is derived from and should be read together with our historical consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the period ended September 30, 2023, which is incorporated by reference in this prospectus supplement. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended September 30, 2023, which is incorporated by reference into this prospectus supplement.

	As of September 30, 2023
	Historical	As Adjusted
	($ in millions)
Cash and cash equivalents	$2,074	$

Short-term debt:
Long-term debt due within one year	2,879		2,279
Commercial paper notes (a)	—
Current portion of obligation for RMM purchase consideration	—		58

Total short-term debt	2,879
Long-term debt (less unamortized debt discount and issuance costs):
Our revolving credit facility (b)	—		—
% Senior Notes due 2029 offered hereby	—
% Senior Notes due 2034 offered hereby	—
Obligation for RMM purchase consideration	—		646
Our notes and debentures with various interest rates ranging from 2.60% to 8.75% and maturities from 2025 to 2052	16,586		16,586
Transco notes and debentures with various interest rates ranging from 3.250% to 7.85% and maturities from 2026 to 2050 and other financing obligations (c)	5,237		5,237
Northwest Pipeline notes and debentures with various interest rates ranging from 4.00% to 7.125% and maturities from 2025 to 2027	581		581
MountainWest notes and debentures with various interest rates ranging from 3.53% to 4.875% and maturities from 2028 to 2041	368		368

Total long-term debt (d)	22,772

	As of September 30, 2023
	Historical	As Adjusted
	($ in millions)
Equity:
Stockholders’ equity:
Preferred stock ($1 par value; 30 million shares authorized at September 30, 2023; 35,000 shares issued at September 30, 2023)	35		35
Common stock ($1 par value; 1,470 million shares authorized at September 30, 2023; 1,256 million shares issued at September 30, 2023)	1,256		1,256
Capital in excess of par value	24,562		24,562
Retained deficit	(12,876)		(12,876)
Accumulated other comprehensive income	48		48
Treasury stock, at cost (35 million shares of common stock)	(1,180)		(1,180)

Total stockholders’ equity	11,845		11,845
Noncontrolling interests in consolidated subsidiaries	2,498		2,498

Total equity	14,343		14,343

Total capitalization (including current maturities of long-term debt)	$39,994	$

(a)	As of December 29, 2023, we had approximately $725 million of commercial paper outstanding and $2.78 billion of borrowing capacity available under our $3.5 billion commercial paper program.
(b)

Borrowing capacity under our $3.75 billion credit facility as of December 29, 2023 was approximately $3.03 billion. Borrowing capacity under the credit facility is reduced by the amount of any commercial paper outstanding.

(c)

“Other financing obligations” is comprised of (1) approximately $797 million of debt obligations related to Transco’s Atlantic Sunrise project, $26 million of which is included in Long-term debt due within one year, (2) approximately $77 million of debt obligations related to Transco’s Leidy South project, $1 million of which is included in Long-term debt due within one year, and (3) approximately $251 million of debt obligations related to Transco’s Dalton project, $3 million of which is included in Long-term debt due within one year. The obligations, which mature in 2038, 2041, and 2052, respectively, require monthly interest and principal payments and bear interest rates of approximately 9 percent, 13 percent, and 9 percent, respectively. See “Description of Other Indebtedness — Transco and Northwest Pipeline Indebtedness — Other Obligations.”

(d)

Does not include intercompany debt. See “Risk Factors — Risks Related to the Notes — We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on the notes.”

DESCRIPTION OF THE NOTES

We will issue $             in aggregate principal amount of         % senior notes due 2029 (the “2029 notes”) and $                 in aggregate principal amount of         % senior notes due 2034 (the “2034 notes” and, together with the 2029 notes, the “notes”) under an indenture (the “base indenture”), dated as of December 18, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as amended and supplemented by a supplemental indenture (the “supplemental indenture”) to be entered into by the Company and the trustee relating to the issuance of the notes. The base indenture, as amended and supplemented by the supplemental indenture, is referred to herein as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each of the 2029 notes and the 2034 notes will be separate series of securities under the indenture.

The following description of certain terms of the notes supplements, and to the extent inconsistent, replaces, the description under “Description of the Debt Securities” in the accompanying base prospectus. The following description and the description under “Description of the Debt Securities” in the accompanying base prospectus together constitute a summary of the material provisions of the indenture and the notes. They do not restate those documents in their entirety. We urge you to read the indenture in its entirety, because it, and not this description or the description under “Description of the Debt Securities” in the accompanying base prospectus, defines your rights as holders of the notes. Copies of the indenture are or will be made available as set forth below under “— Additional Information.” You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the terms “Company,” “us,” “our” and “we” refer only to The Williams Companies, Inc. and not to any of our subsidiaries. Certain defined terms used in this “Description of the Notes” but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are our senior unsecured obligations;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness;

•

are effectively subordinated to all of our future secured indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of our Subsidiaries, including trade payables; and

•	are senior to all of our future subordinated indebtedness.

As of September 30, 2023, we had outstanding indebtedness of approximately $25.7 billion, approximately $6.2 billion of which consisted of indebtedness of our Subsidiaries. Assuming that we had completed this offering of the notes (including the expected application of the net proceeds of this offering), we would have had outstanding indebtedness, as of September 30, 2023, of approximately $             billion, approximately $6.2 billion of which would have consisted of indebtedness of our Subsidiaries. Borrowing capacity under our credit facility as of December 29, 2023 was approximately $3.03 billion, and we had approximately $725 million of commercial paper outstanding under our $3.5 billion commercial paper program as of December 29, 2023.

The indenture will permit us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also will not restrict the ability of our Subsidiaries to incur additional indebtedness. See “Risks Related to the Notes — Restrictions in our debt agreements and the amount of our indebtedness may affect our future financial and operating flexibility.”

We own a noncontrolling interest in Aux Sable Liquid Products Inc., Aux Sable Liquid Products LP, Aux Sable Midstream LLC, Baton Rouge Fractionators LLC, Brazos Permian II, Blue Racer, Cardinal Pipeline Company LLC, Discovery, Gulfstream, Gulfstream Management and Operating Services, L.L.C., Laurel Mountain, OPPL, Pine Needle LNG Company, LLC, Pacific Connector Gas Pipeline, LLC, Targa Train 7 and White River Hub, LLC. These entities will not be classified as Subsidiaries of ours under the indenture so long as we continue to own a noncontrolling interest in them. As a result, the entities listed above will not be subject to the restrictive covenants in the indenture so long as they are not Subsidiaries of ours.

Principal, Maturity and Interest

We will issue the 2029 notes with an initial maximum aggregate principal amount of $            . The 2029 notes will mature on                 , 2029. We will issue the 2034 notes with an initial maximum aggregate principal amount of $            . The 2034 notes will mature on                 , 2034. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the 2029 notes will accrue at the rate of         % per annum, and will be payable semi-annually in arrears on                  and                 , beginning on                 , 2024. We will make each interest payment on the 2029 notes to the holders of record at the close of business on the immediately preceding         or         (whether or not a Business Day). Interest on the 2034 notes will accrue at the rate of     % per annum, and will be payable semi- annually in arrears on         and         , beginning on         , 2024. We will make each interest payment on the 2034 notes to the holders of record at the close of business on the immediately preceding         or         (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest or other payment date of the notes falls on a day that is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

We may, without the consent of the holders of the notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of such series, except the issue date, the public offering price and, if applicable, the initial interest payment date and the initial interest accrual date, and such additional notes may not be fungible for trading purposes with, and may initially bear different identifying numbers than, the notes of the applicable series offered hereby. Any additional notes having such similar terms, together with the notes of the applicable series offered hereby, will constitute a single series of debt securities under the indenture.

Methods of Receiving Payments on the Notes

We will pay all principal, interest and premium, if any, on the notes in the manner described under “—Same-Day Settlement and Payment” below.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed on the holders by us, the trustee or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Optional Redemption

At any time prior to the applicable Par Call Date (as defined below), we may, at our option, redeem the notes of each series, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                          basis points, in the case of the 2029 notes, and                          basis points, in the case of the 2034 notes, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

At any time on or after the applicable Par Call Date, we may, at our option, redeem either series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of the series to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date, and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Selection and Notice

Notice of any redemption of a series of notes will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the applicable redemption date to each holder of notes to be redeemed. Any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

In the case of a partial redemption of a series of notes, selection of such notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by The Depository Trust Company (“DTC”) (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the holders.

Certain Covenants

Except as set forth in this “Description of the Notes,” neither we nor any of our Subsidiaries will be restricted by the indenture from incurring additional indebtedness or other obligations, from making distributions or paying dividends on our or our Subsidiaries’ equity interests or from purchasing our or our Subsidiaries’ equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, owned on the date of the indenture or thereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by such a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, upon any of our or any of our Subsidiaries’ property, without securing the notes; provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiary of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets

We may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (taken as a whole) in one or more related transactions to another Person, unless:

(1)

either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)

the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the notes and the performance of all of our obligations under the indenture and the notes;

(3)

we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4)

immediately after giving effect to such transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as the Company therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Reports

We will:

(1)

file with the trustee, within 30 days after we have filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)

file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(3)

transmit within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) of this paragraph as may be required by rules and regulations prescribed from time to time by the Commission.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the notes of a series, and any references under “Description of the Debt Securities” in the accompanying base prospectus to events of default described in the first paragraph under the heading “Events of Default” therein shall be deemed to be references to the following:

(a)	default for 30 days in the payment when due of any interest on or any additional amount in respect of the notes of such series;

(b)	default in the payment of the principal of or any premium on the notes of such series when the principal or premium becomes due and payable;

(c)

failure by us duly to observe or perform any other of the covenants or agreements (other than those described in clause (a) or (b) above) in the indenture with respect to the notes of such series, which failure continues for a period of 60 days, or, in the case of the covenant set forth under “— Certain Covenants — Reports” above, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding notes of such series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in GAAP shall not be deemed to be an Event of Default; and

(d)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to us.

In case an Event of Default specified in clause (a) or (b) above shall occur and be continuing with respect to the notes of a series, holders of at least 25% in aggregate principal amount of the notes of such series then outstanding may declare the principal to be due and payable. If an Event of Default specified in clause (c) above shall occur and be continuing with respect to the notes of a series, holders of at least a majority in aggregate principal amount of the notes of such series then outstanding may declare the principal to be due and payable. If an Event of Default described in clause (d) above shall occur and be continuing then the principal amount of all the debt securities then outstanding under the indenture shall be and become due and payable automatically, without notice or other action by any holder of such series of notes or the trustee, to the full extent permitted by law. Any past or existing default or Event of Default with respect to the notes of a series may be waived by the holders of a majority in aggregate principal amount of the outstanding notes of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any notes of such series, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the trustee may withhold notice to the holders of any default with respect to the notes of such series (except in payment of principal of or interest or premium on the notes of such series) if the trustee considers it in the interest of holders to do so. The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding notes of such series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or of exercising any trust or power conferred upon the trustee with respect to the notes of such series; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines that the actions or proceedings as directed would be unduly prejudicial to the holders of the notes of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the notes of a series will be subject to certain conditions precedent including, without limitation, that in case of an Event of Default specified in clause (a), (b) or (d) of the first paragraph above under “— Events of Default and Remedies,” holders of at least 25%, or in case of an Event of Default specified in clause (c) of the first paragraph above under “— Events of Default and Remedies,” holders of at least a majority, in aggregate principal amount of the notes of such series then outstanding make a written request upon the trustee to exercise its powers under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act.

Notwithstanding the foregoing, each holder has an absolute right to receipt of the principal of, premium, if any, and interest on and additional amounts with respect to the notes of the applicable series when due and to institute suit for the enforcement thereof. We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

No Personal Liability

No director, officer, employee, incorporator, or stockholder will have any liability for any of our obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The Company, the Trustee and each holder by purchase of its notes waives any right it may have under applicable law to trial by jury.

Additional Information

We will file the supplemental indenture as an exhibit to a current report on Form 8-K at the completion of this offering. Anyone who receives this prospectus supplement may also obtain a copy of the base indenture or the supplemental indenture without charge by writing to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172-0172; Attention: Investor Relations.

Book-Entry, Delivery and Form

Except as set forth below, notes will be issued in registered, global form, without interest coupons, which we refer to as “Global Notes.” Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to a nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A beneficial interest in a Global Note of a series is exchangeable for Certificated Notes of such series in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof if:

(1)

DTC notifies us that it is unwilling or unable to continue as depositary for such Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days after the date of such notice from DTC;

(2)	we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	an Event of Default has occurred and is continuing with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder’s registered address or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder’s registered address or, upon application by a holder to the registrar not later than the relevant record date or in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to that holder’s account within the United States (subject to surrender of the Certificated Note in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the registrar to the contrary in writing. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of

DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Board of Directors” means:

(1)	with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

(2)	with respect to a limited liability company, the managing member or managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

(3)	with respect to any other partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or any successor agency.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of us and our Subsidiaries after deducting therefrom:

(1)

all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2)

the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of ours that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof. “International Subsidiary” means each Subsidiary of ours other than a Domestic Subsidiary.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of ours in which we or any of our Subsidiaries owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.

“Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of ours or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means any Subsidiary of ours (i) whose principal purpose is to incur Non-Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

“Par Call Date” means, with respect to the 2029 notes,             ,                 , and, with respect to the 2034 notes,             ,             .

“Permitted International Debt” means Indebtedness of any International Subsidiary for which neither we nor any Domestic Subsidiary, directly or indirectly, provides any guarantee or other credit support and which is secured, if at all, only by pledges of or Liens on assets (i) held by an International Subsidiary on the date of the indenture, (ii) acquired by an International Subsidiary from a Person not constituting an Affiliate or (iii) acquired by an International Subsidiary from us, any Domestic Subsidiary or other Affiliate on terms that, in the good faith judgment of our Board of Directors, are no less favorable to us or the relevant Domestic Subsidiary or other Affiliate than those that would have been obtained in a comparable transaction by us or such Domestic Subsidiary or other Affiliate with an unrelated Person or, if in the good faith judgment of our Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to us or the relevant Domestic Subsidiary or other Affiliate from a financial point of view.

“Permitted Liens” means:

(1)

any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any of our Subsidiaries, whether or not assumed by us or any of our Subsidiaries;

(2)

any Lien existing on any property of a Subsidiary of ours at the time it becomes a Subsidiary of ours and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3)

purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4)

any Liens created or assumed to secure Indebtedness of ours or of any Subsidiary of ours maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such 12 months;

(5)

Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(6)	leases constituting Liens existing on the date of the indenture or thereafter existing and any renewals or extensions thereof;

(7)	any Lien securing industrial development, pollution control or similar revenue bonds;

(8)	Liens existing on the date of the indenture;

(9)	Liens in favor of us or any Subsidiary of ours;

(10)

Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

(11)

Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(12)

Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

(13)

any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(14)

any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft, and marine vessels);

(15)	undetermined Liens and charges incidental to construction or maintenance;

(16)	any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal or other mineral or timber property owned by us or a Subsidiary of ours;

(17)

any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance gas exploration and development, which Lien is created to secure Indebtedness incurred to finance such advances;

(18)

any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of ours or any Subsidiary of ours to issuing banks in connection with letters of credits issued at the request of us or any Subsidiary of ours;

(19)	Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(20)	Liens securing Permitted International Debt;

(21)	Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $10,000,000 at any time; and

(22)	Liens occurring in, arising from, or associated with Specified Escrow Arrangements.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Specified Escrow Arrangements” means cash deposits at one or more financial institutions for the purpose of funding any potential shortfall in the daily net cash position of us or any of our Subsidiaries.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions constitute a summary of certain provisions of our other indebtedness. They do not restate the governing instruments in their entirety. We urge you to read the governing instruments in their entirety.

Revolving Credit Facility

In October 2021, we along with Transco and Northwest Pipeline, the lenders named therein, and Wells Fargo Bank, National Association as administrative agent entered into an amended and restated credit agreement (Credit Agreement) that reduced aggregate commitments available from $4.5 billion to $3.75 billion, with up to an additional $500 million increase in aggregate commitments available under certain circumstances. The Credit Agreement was effective on October 8, 2021. The maturity date of the credit facility is October 8, 2027. The co-borrowers may request up to two extensions of the maturity date each for an additional one-year period to allow a maturity date as late as October 8, 2029, under certain circumstances. The Credit Agreement allows for swing line loans up to an aggregate of $200 million, subject to available capacity under the credit facility, and letters of credit commitments of $500 million. Transco and Northwest Pipeline are each able to borrow up to $500 million under this credit facility to the extent not otherwise utilized by the other co-borrowers.

The Credit Agreement contains the following terms and conditions:

•

Various covenants may limit, among other things, a borrower’s and its material subsidiaries’ ability to grant certain liens supporting indebtedness, merge or consolidate, sell all or substantially all of its assets, make certain distributions during an event of default, and each borrower and each borrower’s respective material subsidiaries’ ability to enter into certain restrictive agreements.

•

If an event of default with respect to a borrower occurs under the credit facility, the lenders will be able to terminate the aggregate commitments for the borrowers and accelerate the maturity of the loans of the defaulting borrower under the credit facility and exercise other rights and remedies with respect to the defaulting borrower.

•

Other than swing line loans, each time funds are borrowed, the applicable borrower may choose from two methods of calculating interest: a fluctuating base rate equal to an alternative base rate as defined in the Credit Agreement plus an applicable margin or a periodic fixed rate equal to a forward-looking term rate based on the secured overnight financing rate (Term SOFR) plus a spread adjustment and an applicable margin. We are required to pay a commitment fee based on the unused portion of the credit facility. The applicable margin is determined by reference to a pricing schedule based on the applicable borrower’s senior unsecured long-term debt ratings and the commitment fee is determined by reference to a pricing schedule based on Williams’ senior unsecured long-term debt ratings. The Credit Agreement also includes customary provisions to provide for replacement of Term SOFR with an alternative benchmark rate if Term SOFR ceases to be available.

Significant financial covenants under the Credit Agreement require the ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization), each as defined in the Credit Agreement, to be no greater than 5.0 to 1.0, except that for any fiscal quarter in which the funding of the purchase price for an acquisition (whether effectuated as one or a series of related transactions) with an aggregate purchase price of $25 million or more has been effected, and the following two fiscal quarters (in each case at our election and subject to certain limitations), the ratio of debt to EBITDA is to be no greater than 5.5 to 1. The ratio of debt to capitalization (defined as net worth plus debt), each as defined in the Credit Agreement, must be no greater than 65 percent for each of Transco and Northwest Pipeline.

At September 30, 2023, we had no indebtedness outstanding and no letters of credit had been issued under the Credit Agreement. We have issued letters of credit totaling $10 million as of September 30, 2023 under certain bilateral bank agreements.

Commercial Paper Program

On August 10, 2018, we entered into a $4 billion commercial paper program. Effective October 8, 2021, we reduced the size of our commercial paper program to $3.5 billion in connection with the Credit Agreement. The maturities of the commercial paper notes vary but may not exceed 397 days from the date of issuance. The commercial paper notes are sold under customary terms in the commercial paper market and are issued at a discount from par, or, alternatively, are sold at par and bear varying interest rates on a fixed or floating basis. The net proceeds of issuances of the commercial paper notes are expected to be used to fund planned capital expenditures and for other general corporate purposes. At September 30, 2023, we had no commercial paper outstanding. At December 29, 2023, we had approximately $725 million of commercial paper outstanding under our $3.5 billion commercial paper program.

Williams Notes

As of September 30, 2023, The Williams Companies, Inc. had outstanding a total of approximately $19.6 billion aggregate principal face amount of senior unsecured debt issues with various interest rates from 2.60% to 8.75% and maturities ranging from 2023 to 2052 (collectively, the “Williams Notes”).

The terms of the Williams Notes are governed by indentures that contain covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens on assets to secure certain debt and (2) certain mergers or consolidations and transfers of assets. The indentures also contain customary events of default, upon which the trustee or the holders of the Williams Notes may declare all outstanding Williams Notes to be due and payable immediately.

We may redeem the Williams Notes at our option in whole or in part at any time or from time to time prior to the respective maturity dates, at the applicable redemption prices described in the indentures governing the Williams Notes. We are not required to make mandatory redemption or sinking fund payments with respect to the Williams Notes or to repurchase the Williams Notes at the option of the holders.

Transco and Northwest Pipeline Indebtedness

Notes

As of September 30, 2023, Transco had outstanding a total of $4.2 billion aggregate principal face amount of senior unsecured debt issues with various interest rates from 3.250% to 7.85% and maturities ranging from 2026 to 2050 (all such notes, the “Transco Notes”). As of September 30, 2023, Northwest Pipeline had outstanding a total of $585 million aggregate principal face amount of senior unsecured debt issues with various interest rates from 4.00% to 7.125% and maturities ranging from 2025 to 2027 (the “Northwest Pipeline Notes”).

The indentures governing the Transco Notes and the Northwest Pipeline Notes contain covenants that, among other things, limit Transco and Northwest Pipeline’s ability to (1) incur liens securing indebtedness, (2) engage in certain sale and lease-back transactions and (3) consolidate, merge, transfer or lease assets. Additionally, the indenture governing Transco’s $1 billion aggregate principal amount of 7.85% Senior Notes due 2026 contains a covenant that prohibits Transco and its subsidiaries from guaranteeing or otherwise becoming liable for the indebtedness of anyone other than Transco or its subsidiaries. The indentures also contain customary events of default including non-payment of principal or interest, failure to comply with covenants, and certain bankruptcy or insolvency events. Northwest Pipeline’s 7.125% Debentures due 2025 ($85 million aggregate principal amount outstanding as of September 30, 2023) are not subject to redemption prior to maturity. The remaining Northwest Pipeline Notes, and all of the Transco Notes, may be redeemed, in whole or in part, at any time and from time to time, as provided in the indentures governing the notes.

Other Obligations

As of September 30, 2023, Transco had outstanding a total of approximately $1.1 billion of other financing obligations consisting of (1) approximately $797 million of funding from a partner for its proportionate share of construction costs related to its undivided ownership interest in construction of Transco’s Atlantic Sunrise project, (2) approximately $77 million of funding from a partner for its proportionate share of construction costs related to its undivided ownership interest in construction of Transco’s Leidy South project, and (3) approximately $251 million of funding from a partner for its proportionate share of construction costs related to its undivided ownership interest in construction of Transco’s Dalton project. Amounts received were recorded within noncurrent liabilities and the costs associated with construction were capitalized in our Consolidated Balance Sheet. Upon placing these projects into service Transco began utilizing the partners’ undivided interest in the assets, including the associated pipeline capacity, and reclassified the funding previously received from its partners from noncurrent liabilities to debt. The obligations, which mature in 2038, 2041, and 2052, respectively, require monthly interest and principal payments and bear interest rates of approximately 9 percent, 13 percent, and 9 percent, respectively.

MountainWest Indebtedness

As of September 30, 2023, MountainWest or its subsidiaries had outstanding a total of $430 million aggregate principal amount of long-term indebtedness with various interest rates ranging from 3.53% to 4.875% and maturities from 2028 to 2041 (the “MountainWest Notes”).

The indentures or agreements governing the MountainWest Notes contain covenants that, among other things, limit the issuing entity’s ability to (1) incur liens securing indebtedness, (2) engage in certain sale and lease-back transactions, (3) consolidate, merge, transfer or lease assets, and (4) engage in certain transactions with affiliates other than its parent, subsidiaries, or subsidiaries of its parent. These documents also contain customary events of default including non-payment of principal or interest, failure to comply with covenants, and certain bankruptcy or insolvency events. The MountainWest Notes may be redeemed, in whole or in part, at any time and from time to time, as provided in the indentures or agreements governing such notes. Additionally, the note purchase agreement governing the 2018 Series A 3.53% Senior Notes due January 31, 2028 and 2018 Series B 3.91% Senior Notes due January 31, 2038 issued by a subsidiary of MountainWest requires that the issuer offer to prepay such notes in connection with certain negative ratings actions occurring within 120 days of a change of control.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes. It is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to the acquisition, ownership, and disposition of the notes. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are acquired in the initial offering for an amount of cash equal to their issue price, which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and that are held as capital assets (i.e., generally, property held for investment).

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, U.S. holders (as defined below) whose functional currency is not U.S. dollars, persons subject to the alternative minimum tax, or taxpayers required to accelerate the recognition of any item of gross income with respect to a note as a result of such income being recognized on an applicable financial statement). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation, including any tax arising under section 1411 of the Code (the “Medicare” tax on certain investment income).

For purposes of this discussion, a “U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Interest

It is expected, and the rest of this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, Exchange, or Other Taxable Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income, as described above under the heading “U.S. Federal Income Tax Consequences to U.S. Holders — Treatment of Interest”) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in the note will generally be its cost for the note. Gain or loss realized on the sale, exchange, redemption, retirement, or other taxable disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the note for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale, exchange, redemption, retirement, or other taxable disposition of the notes, at the applicable tax rate, unless such holder (a) is an entity that is exempt from withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to various penalties. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Interest

Subject to the discussions of backup withholding and FATCA below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes if the interest is not effectively connected with its conduct of a U.S. trade or business, provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership; and

•	certain certification requirements are met.

Under current law, the certification requirements described above will be satisfied in any of the following circumstances:

•

If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•

If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder satisfies certain certification requirements, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to tax on a net basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale, Exchange, or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be taxable as interest and may be subject to the rules described above under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders — Treatment of Interest”) realized by such holder upon a sale, exchange, redemption, retirement, or other taxable disposition of a note, unless:

•	the non-U.S. holder is a non-resident alien individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on the gain derived by such holder upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement, or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders to which the second exception applies may be subject to a 30% branch profits tax (or lower applicable treaty rate) on its effectively connected earnings and profit for the taxable year, subject to adjustments. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

Generally, we or our paying agent must report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

Non-U.S. holders who have provided proper certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding on payments of interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale, exchange, redemption, retirement, or other taxable disposition of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker has certain relationships with the United States.

Payment of the proceeds from a sale, exchange, redemption, retirement, or other taxable disposition of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specifically defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States, it must, among other things, identify accounts held by certain United States persons or United States owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under FATCA, a 30% withholding tax currently may be imposed on payments of interest on the notes paid to a foreign financial institution (including amounts paid to a foreign financial institution on or behalf of a holder) and certain other nonfinancial foreign entities. While withholding under FATCA also would have applied to payments of gross proceeds from the sale, exchange, redemption, retirement, or other taxable disposition of notes on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the possible effect of FATCA on their investment in the notes.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of acquisition, ownership, and disposition of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

We intend to offer the notes through the underwriters named below, for whom Barclays Capital Inc., Citigroup Global Markets Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives. Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement between the underwriters named below and us, we have agreed to sell to the underwriters and the underwriters have severally and not jointly agreed to purchase, the principal amount of the notes listed opposite their names below.

Underwriters	Principal Amount of % Senior Notes due 2029	Principal Amount of % Senior Notes due 2034
Barclays Capital Inc.	$	$
Citigroup Global Markets Inc.
Truist Securities, Inc.
Wells Fargo Securities, LLC

Total	$	$

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less a concession not in excess of         % of the principal amount of the 2029 notes and         % of the principal amount of the 2034 notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of         % of the principal amount of the 2029 notes and         % of the principal amount of the 2034 notes to other dealers. After the initial offering of the notes to the public, the public offering price, concession and discount may be changed.

We will pay underwriting discounts in connection with this offering of         % of the principal amount of the 2029 notes and         % of the principal amount of the 2034 notes. The expenses of the offering, not including the underwriting discounts, are estimated to be approximately $             and are payable by us.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

It is expected that delivery of the notes in this offering will be made against payment therefor by purchasers in this offering on or about             , 2024, which is the          business day following the pricing date of the notes (such settlement cycle being referred to as T+         ). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+         , to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the settlement date should consult their own advisors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging financing and brokerage activities. Some of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking (including as lenders to us and our affiliates, including Williams), investment banking or financial advisory transactions with us and our affiliates, including Williams, in the ordinary course of their business. Such underwriters and their affiliates have received customary compensation and reimbursement of their expenses for these commercial banking, investment banking or financial advisory transactions. In particular, certain of the underwriters are lenders under the Company’s credit facility. Certain of the underwriters or their affiliates are dealers under our commercial paper program and are also, from time to time, holders of our commercial paper. Because we may use some of the proceeds of this offering to repay borrowings under our commercial paper program, it is possible that such underwriters could receive a portion of the proceeds from the offering of the notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments or those of our affiliates.

If any of the underwriters or their affiliates has a lending relationship with us certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/ or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Member State of notes, which are the subject of the offering contemplated in this prospectus supplement, may only do so to legal entities which are not “retail investors” (as defined below), provided that no such offer of notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a retail investor. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in any Member State. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)	a customer within the meaning of Directive (EU) 2016/97 (as amended, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in a Member State who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires the notes is not a “retail investor”.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any “retail investor” in the EEA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Any distributor subject to MiFID II (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (“Delegated Directive”). Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom (“UK”) will be made pursuant to an exemption under the Prospectus Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) and the Financial Services and Markets Act 2000 (as amended, the “FSMA”) from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in the UK of the notes, which are the subject of the offering contemplated in this prospectus supplement, may only do so to legal entities which are not “retail investors” (as defined below), provided that no such offer of notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case in relation to such offer.

Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a retail investor. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any notes to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the IDD, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation, and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is not a “retail investor”.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any “retail investor” in the UK. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels. Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to FinSA and neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

Notice to Prospective Investors in Australia

No placement document, offering memorandum, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Abu Dhabi Global Market

This prospectus supplement is for distribution only to persons who (a) are outside the Abu Dhabi Global Market, or (b) are Authorised Persons or Recognised Bodies (as such terms are defined in the Financial Services and Markets Regulations 2015 (“FSMR”)), or (c) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. This document relates to an “Exempt Offer” within the meaning of section 61(3)(a) of the FSMR and Rule 4.3.1 of the Market Rules of the Financial Services Regulatory Authority or otherwise in circumstances which do not require the publication of an “Approved Prospectus” (as defined in section 61(2) of the FSMR).

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is for distribution only to persons who (a) are outside the Dubai International Financial Centre, (b) are Professional Clients (as such term is defined under Rule 2.3.4 of the Conduct of Business Module of the DFSA), or (c) are persons to whom an invitation or inducement to: (a) enter into an agreement in relation to the provision of a financial services or (b) exercise any rights conferred by a financial product or acquire, dispose of, underwrite or convert a financial product (within the meaning of Article 41A of the Regulatory Law) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The notes have not been listed on any securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the notes. By the purchase of the notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the notes pursuant to the applicable laws and regulations of Korea.

LEGAL MATTERS

Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Williams Companies, Inc. appearing in The Williams Companies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference which, as to the year 2020, is based in part on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm. The effectiveness of The Williams Companies, Inc.’s internal control over financial reporting as of December 31, 2022, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included in The Williams Companies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and incorporated herein by reference. Such consolidated financial statements and The Williams Companies, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The audited financial statements of Gulfstream Natural Gas System, L.L.C. for the year ended December 31, 2020, not separately presented in this Prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference. The audited financial statements of The Williams Companies, Inc., to the extent they relate to Gulfstream Natural Gas System, L.L.C., have been so incorporated in this Prospectus by reference to The Williams Companies, Inc.’s Annual Report on Form 10-K filed February 27, 2023 in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement. You also can obtain information about us at the offices of the New York Stock Exchange (“NYSE”), 11 Wall Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K (File No. 1-04174) for the year ended December 31, 2022, filed on February 27, 2023;

•

Our Quarterly Report on Form 10-Q (File No.  1-04174) for the three month period ended March 31, 2023, filed on May 3, 2023, our Quarterly Report on Form 10-Q (File No. 1-04174) for the three and six month periods ended June 30, 2023, filed on August 2, 2023, and our Quarterly Report on Form 10-Q (File No.  1-04174) for the three and nine month periods ended September 30, 2023, filed on November 1, 2023;

•	The sections included in our definitive proxy statement filed on March 16, 2023 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022; and

•

Our Current Report on Form 8-K (File No.  1-04174) filed on February  13, 2023 (Item 5.02 only), March  2, 2023 (Item 8.01 only), March 2, 2023,  April  28, 2023 (Item 5.07 only), August  10, 2023 (Item 8.01 only) and August 10, 2023. These reports contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

We make available free of charge on or through our Internet website, http://www.williams.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement and does not constitute a part of this prospectus supplement.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.williams.com, or by writing or calling us at the following address:

Investor Relations

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Telephone: (918) 573-2078

Neither we nor the underwriters have authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Williams is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. You may read Williams’ filings on the SEC’s website described above. Williams’ common stock trades on the NYSE under the symbol “WMB.” Reports that Williams files with the NYSE may be inspected at the offices of the NYSE described above. Unless otherwise listed or referenced above, documents that Williams files with the SEC and the NYSE are not incorporated into, and are not considered a part of, this prospectus supplement or the accompanying base prospectus.

PROSPECTUS

THE WILLIAMS COMPANIES, INC.

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

PURCHASE CONTRACTS

WARRANTS

UNITS

We or selling securityholders to be named in a prospectus supplement may from time to time offer to sell debt securities, preferred stock, common stock, purchase contracts, warrants, or units. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WMB.”

We or selling securityholders will sell these securities directly to investors, or through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus and any applicable prospectus supplement. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in Page 2 herein, in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary are a criminal offense.

The date of this prospectus is February 24, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We or selling securityholders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus from time to time, either separately or in units, in one or more offerings.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered.

In addition, the prospectus supplement may also add, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement, or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement, or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained or incorporated by reference in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, Williams (which includes The Williams Companies, Inc. and, unless the context otherwise requires, all of our subsidiaries) is at times referred to in the first person as “we,” “us,” or “our.” We also sometimes refer to Williams as the “Company.”

ABOUT THE WILLIAMS COMPANIES, INC.

We are an energy infrastructure company focused on connecting North America’s significant hydrocarbon resource plays to growing markets for natural gas and natural gas liquids through our gas pipeline and midstream businesses. Our operations are located in the United States.

We were founded in 1908, originally incorporated under the laws of the state of Nevada in 1949 and reincorporated under the laws of the state of Delaware in 1987. Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

RISK FACTORS

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified below under “Special Note Regarding Forward-Looking Statements,” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from us by mail at the following address, or by telephone at the following telephone number:

The Williams Companies, Inc.

Investor Relations

One Williams Center

Tulsa, Oklahoma 74172-0172

Telephone Number: (918) 573-2000

We make available free of charge on or through our Internet website, http://www.williams.com, our reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

We are incorporating by reference into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus or any prospectus supplement. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We are incorporating by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K (File No. 1-04174) for the fiscal year ended December 31, 2020 filed with the SEC on February 24, 2021 (the “2020 Form 10-K”);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our Definitive Proxy Statement (other than information furnished rather than filed) for the 2020 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2020;

•	our Current Report on Form 8-K (File No. 1-04174) filed with the SEC on January 6, 2021;

•

the description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-B filed on August 20, 1987 (File No.  001-04174), as updated by the description of our common stock filed as Exhibit 4.36 to the 2020 Form 10-K, and any amendments or reports filed for the purpose of updating the description of our common stock;

•	the description of our Series B Preferred Stock contained in our Current Report on Form 8-K filed with the SEC on July 17, 2018 (File No. 001-04174); and

•

the description of our Series C Participating Cumulative Preferred Stock Purchase Rights (currently traded with our common stock) contained in our Registration Statement on Form 8-A filed on March 20, 2020 (File No. 001-04174), including any amendments or reports filed for the purpose of updating such description.

These documents contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus and the applicable prospectus supplement also will be deemed to be incorporated herein by reference. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters contained or incorporated by reference in this prospectus and the applicable prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcomes of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	levels of dividends to Williams stockholders;

•	future credit ratings of Williams and its affiliates;

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	expected in-service dates for capital projects;

•	financial condition and liquidity;

•	business strategy;

•	cash flow from operations or results of operations;

•	seasonality of certain business components;

•	natural gas, natural gas liquids, and crude oil prices, supply, and demand;

•	demand for our services; and

•	the impact of the coronavirus (“COVID-19”) pandemic.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this prospectus or in the documents incorporated herein by reference. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	availability of supplies, market demand, and volatility of prices;

•	development and rate of adoption of alternative energy sources;

•

the impact of existing and future laws and regulations, the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	our exposure to the credit risk of our customers and counterparties;

•

our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•	whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•	the strength and financial resources of our competitors and the effects of competition;

•	the amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	whether we will be able to effectively execute our financing plan;

•	increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•	the physical and financial risks associated with climate change;

•	the impact of operational and developmental hazards and unforeseen interruptions;

•	the risks resulting from outbreaks or other public health crises, including COVID-19;

•	risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	acts of terrorism, cybersecurity incidents, and related disruptions;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•	inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•

risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•

the ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•	changes in the current geopolitical situation;

•	changes in U.S. governmental administration and policies;

•	whether we are able to pay current and expected levels of dividends; and

•	additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and described in the documents incorporated by reference herein may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus and the applicable prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above and described in the documents incorporated by reference herein, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the base indenture under which the debt securities are to be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture, dated as of December 18, 2012, between us and The Bank of New York Mellon Trust Company, N.A. that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

•	the title and series of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities of such series;

•	whether such debt securities will be in global or other form;

•	the date or dates and method or methods by which principal and any premium on such debt securities is payable;

•	the interest rate or rates (or method by which such rate will be determined), if any;

•	the dates on which any such interest will be payable and the method of payment;

•	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

•	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

•	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months;

•	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

•	any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities;

•	the denominations of such debt securities, if other than $1,000 and integral multiples thereof;

•	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

•	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

•

the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

•

if other than the principal amount thereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

•	whether such debt securities will be subject to defeasance or covenant defeasance;

•	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants;

•

any trustees other than The Bank of New York Mellon Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

•	the terms, if any, on which such debt securities will be subordinate to other debt of the Company;

•	whether such debt securities will be guaranteed and the terms thereof;

•	whether such debt securities will be secured by collateral and the terms of such security; and

•	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “—Consolidation, Merger and Sale of Assets.”

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such greater amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things:

(a)

change the stated maturity of the principal of, or any premium or installment of interest on or any additional amounts with respect to, any such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or the currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair the right of any holder of debt securities to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to a series of debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

(b)

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting;

(c)

modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any percentage set forth in such sections or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or

(d)

make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes:

(a)	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder;

(b)	to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred on the Company pursuant to the indenture;

(c)	to establish the form and terms of debt securities issued thereunder;

(d)

to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

(e)

to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (e) shall adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

(f)	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture;

(g)	to add any additional events of default with respect to all or any series of debt securities;

(h)

to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

(i)	to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

(j)	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of any series any property or assets;

(k)	to add guarantees in respect of the debt securities of one or more series and to provide for the terms and conditions of release thereof;

(l)

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination become effective only when there is no security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(m)	to provide for certificated securities in addition to or in place of global securities;

(n)	to qualify such indenture under the Trust Indenture Act of 1939, as amended;

(o)

with respect to the debt securities of any series, to conform the text of the indenture or the debt securities of such series to any provision of the description thereof in the Company’s offering memorandum or prospectus relating to the initial offering of such debt securities, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such securities; or

(p)	to make any other change that does not adversely affect the rights of holders of any series of debt securities issued thereunder in any material respect.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder:

(a)	default for 30 days in the payment when due of interest on, or any additional amount in respect of, any series of debt securities;

(b)	default in the payment of principal or any premium on any series of the debt securities outstanding under the indenture when due;

(c)

default in the deposit, if any, of any sinking fund payment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series;

(d)

failure by the Company to observe or perform any other of the covenants or agreements with respect to that series contained in such debt securities for 60 days after receipt of written notice from the trustee upon instruction from holders of at least 25% in principal amount of the then outstanding debt securities of such series to comply with any of the other agreements in the indenture and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) the Company is using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default;

(e)	certain events of bankruptcy, insolvency or reorganization of the Company; and

(f)

any other event of default provided in or pursuant to the indenture with respect to a particular series of debt securities, provided that such event of default that results from a change in generally accepted accounting principles shall not be deemed to be an event of default.

In case an event of default specified in clause (a) or (b) above shall occur and be continuing with respect to any series of debt securities, holders of at least 25%, and in case an event of default specified in any clause other than clause (a), (b) or (e) above shall occur and be continuing with respect to any series of debt securities, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable immediately. If an event of default described in (e) above shall occur and be continuing then the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall automatically become due and payable, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any past or existing default or event of default with respect to particular series of debt securities and its consequences under such indenture may be waived by the holders of a majority in principal amount of the outstanding debt securities of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any debt security of such series, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or additional amounts or sinking fund or purchase fund installment in respect of, the debt securities) if the board of directors, the executive committee or a trust committee of directors or responsible officers of the applicable trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to a series of debt securities will be subject to certain conditions precedent including, without limitation, that in case of an event of default specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default,” holders of at least 25%, or in case of an event of default other than specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default”, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act. Notwithstanding the foregoing, the holder has an absolute right to receipt of the principal of, premium, if any, and interest or additional amounts when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Principal, any Premium, Interest or Additional Amounts

The Company will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series in accordance with their terms.

Maintenance of Office or Agency

The Company will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Reports

So long as any debt securities of a particular series are outstanding, the Company will file with the Trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Additional Covenants

Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (a) the debt securities are redeemable at the option of the Company, (b) the holder of debt securities may cause the Company to repurchase such debt securities or (c) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may satisfy and discharge its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if:

(a)	all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation; or

(b) (i)

the debt securities of such series have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) to pay and discharge the entire indebtedness on the debt securities of such series to the date of such deposit or to the maturity, as the case may be, and pays all other sums payable by it under such indenture; and

(ii)

the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of debt securities in certain circumstances and to convert or exchange debt securities pursuant to the terms thereof and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary debt securities, with respect to the registration, transfer and exchange of debt securities, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to debt securities of a series pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “—Events of Default” and (2) the occurrence of any event described in clause (f) of the first paragraph of “—Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding debt securities of such series ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a)

the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for the purpose of making the following payments, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee), without consideration of any reinvestment, to pay and discharge (i) the principal of and accrued interest or additional amounts on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be or (ii) any mandatory sinking fund payments applicable to the outstanding debt securities;

(b)

such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c)

no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

(d)

the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e)

the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with;

(f)	if the debt securities are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g)	any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of such debt securities of such series.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of debt securities of such series will survive with respect to such securities until otherwise terminated or discharged under the terms of the indenture or no debt securities of such series are outstanding:

(a)

the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such debt securities when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b)

the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust;

(c)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d)	the defeasance or covenant defeasance provisions of the indenture.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK

Preferred Stock

Under our amended and restated certificate of incorporation, as amended and supplemented, we are authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series.

As of February 23, 2021, there were 35,000 shares of Series B Non-Voting Perpetual Preferred Stock, par value $1.00 per share, issued and outstanding. The Certificate of Designations for the Series B Non-Voting Perpetual Preferred Stock has been filed as Exhibit 4.5 to the registration statement of which this prospectus is a part and is incorporated by reference herein.

The following description of preferred stock sets forth certain general terms and provisions of the series of preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement are not complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

General Terms of the Preferred Stock

The certificate of incorporation will set forth the designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of the preferred stock of each series. To the extent the certificate of incorporation does not set forth the rights and limitations, they will be fixed by the certificate of designation relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

•	the distinctive designation of the series and the number of shares which shall constitute the series;

•

the rate of dividends, if any, payable on shares of the series, the date, if any, from which the dividends shall accrue, the conditions upon which and the date when the dividends shall be payable, and whether the dividends shall be cumulative or noncumulative;

•	the amounts which the holders of the preferred stock of the series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Williams; and

•	whether or not the preferred stock of the series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption.

The prospectus supplement may, in a manner not inconsistent with the provisions of the certificate of incorporation:

•	limit the number of shares of the series that may be issued;

•

provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of the series, set forth the terms and provisions governing the operation of any fund, and establish the status as to reissue of shares of preferred stock purchased or otherwise reacquired or redeemed or retired through the operation of the sinking or purchase fund;

•	grant voting rights to the holder of shares of the series, in addition to and not inconsistent with those granted by the certificate of incorporation to the holders of preferred stock;

•

impose conditions or restrictions upon the creation of indebtedness of Williams or upon the issue of additional preferred stock or other capital stock ranking equally with or prior to the preferred stock or capital stock as to dividends or distribution of assets on liquidation;

•	impose conditions or restrictions upon the payment of dividends upon, the making of other distributions to, or the acquisition of junior stock;

•	grant to the holders of the preferred stock of the series the right to convert the preferred stock into shares of another series or class of capital stock; or

•	grant other special rights to the holders of shares of the series as the board of directors may determine and as shall not be inconsistent with the provisions of the certificate of incorporation.

Dividends

Holders of the preferred stock of any series shall be entitled to receive, when, as and if declared by the board of directors, preferential dividends in cash at the annual rate, if any, fixed for the series. Their entitlement will be subject to any limitations specified in the certificate of incorporation and in the certificate of designation providing for the issuance of a particular series of preferred stock. The certificate of designation providing for the issuance of preferred stock of the series may specify the date on which the preferential dividends are payable. The preferential dividends shall further be payable to stockholders of record on a date which precedes each dividend payment date which the board of directors has fixed in advance of each particular dividend.

Each share of preferred stock shall rank on a parity with each other share of preferred stock, irrespective of series, with respect to preferential dividends accrued on the shares of the series. We will not declare or pay any dividend nor will we set apart a dividend for payment for the preferred stock of any series unless at the same time we declare, pay, or set apart a dividend in like proportion to the dividends accrued upon the preferred stock of each other series. This does not, however, prevent us from authorizing or issuing one or more series of preferred stock bearing dividends subject to contingencies as to the existence or amount of our earnings during one or more fiscal periods, or as to other events, to which dividends on other series of preferred stock are not subject.

So long as any shares of preferred stock remain outstanding, we will not, unless all dividends accrued on outstanding shares of preferred stock for all past dividend periods shall have been paid or declared and a sum sufficient for the payment of the dividends set apart:

•	pay or declare any dividends whatsoever, whether in cash, stock, or otherwise;

•	make any distribution on any class of junior stock; or

•	purchase, retire, or otherwise acquire for valuable consideration any shares of preferred stock (subject to certain limitations) or junior stock.

As a holding company, our ability to pay dividends on the preferred stock will depend upon the payment of dividends, interest, or other charges by our subsidiaries to us. Debt instruments of certain of our subsidiaries may limit the amount of payments to us, which could affect the amount of funds available to us to pay dividends on the preferred stock.

The registrar, transfer agent, and dividend disbursing agent for the preferred stock will be named in the applicable prospectus supplement.

Redemption

With the approval of our board of directors, we may redeem all or any part of the preferred stock of any series that by its terms is redeemable. Redemption will take place at the time or times and on the terms and conditions fixed for the series. We must duly give notice in the manner provided in the certificate of designation providing for the series. We must pay for preferred stock in cash the sum fixed for the series, together, in each case, with an amount equal to accrued and unpaid dividends on the series of preferred stock. The certificate of designation providing for a series of preferred stock that is subject to redemption may provide, upon the two conditions discussed below, that the shares will no longer be deemed outstanding, and all rights with respect to the shares will cease, including the accrual of further dividends, other than the right to receive the redemption price of the shares without interest, when:

•	we have given notice of redemption of all or part of the shares of the series; and

•

we have set aside or deposited with a suitable depositary for the proportionate benefit of the shares called for redemption the redemption price of the shares, together with accrued dividends to the date fixed as the redemption date.

Redemption will terminate the right of holders of the preferred stock to accrual of further dividends. Redemption will not, however, terminate the right of holders of the shares redeemed to receive the redemption price for the shares without interest.

Voting Rights

The preferred stock will have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders, except as:

•	stated in this prospectus or the applicable prospectus supplement;

•	expressly provided by law; or

•	provided in the certificate of designation of the series of preferred stock.

On any matters on which the holders of the preferred stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

So long as any shares of preferred stock are outstanding, we must not, during the continuance of any default in the payment of dividends on the preferred stock, redeem or otherwise acquire for value any shares of the preferred stock or of any other stock ranking on a parity with the preferred stock concerning dividends or distribution of assets on liquidation. Holders of a majority of the number of shares of preferred stock outstanding at the time may, however, permit such a redemption by giving their consent in person or by proxy, either in writing or by vote at any annual meeting or any special meeting called for the purpose.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Williams, the holders of the preferred stock of the respective series are entitled to be paid in full the following amounts:

•	the amount fixed in the certificate of designation providing for the issue of shares of the series; plus

•	a sum equal to all accrued and unpaid dividends on the shares of preferred stock to the date of payment of the dividends.

We must have made this payment in full to the holders of the preferred stock before we may make any distribution or payment to the holders of any class of stock ranking junior to the preferred stock as to dividends or distribution of assets on liquidation. After we have made this payment in full to the holders of the preferred stock, our remaining assets and funds will be distributed among the holders of our stock ranking junior to the preferred stock according to their rights. If our assets available for distribution to holders of preferred stock are insufficient to make the payment required to be made in full, these assets will be distributed to the holders of shares of preferred stock proportionately to the amounts payable upon each share of preferred stock.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 1,470,000,000 shares of common stock, par value $1.00 per share. As of February 23, 2021, we had 1,213,790,391 issued and outstanding shares of common stock. As of February 23, 2021, 29,911,445 shares of our common stock were reserved for issuance pursuant to existing and future stock awards under our stock incentive plans, of which 18,640,648 shares were available for future grants. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Computershare Trust Company, N.A. (“Computershare”) is the transfer agent and registrar for our common stock. Our common stock is listed on the New York Stock Exchange under the ticker symbol “WMB.”

Dividends

The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Except as otherwise provided by law, our charter or our bylaws, at each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. Director nominees in uncontested elections must receive a majority of the votes cast to be elected, and director nominees in contested elections must receive a plurality of the votes cast to be elected. A vote of 75% of the outstanding shares of our common stock is required to amend certain provisions of our charter and for stockholders to amend our bylaws.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Williams, the holders of our common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Preferred Stock Purchase Rights

On March 19, 2020, our board of directors approved the adoption of a limited duration stockholder rights agreement (the “Rights Agreement”) and declared a distribution of one preferred stock purchase right (a “Right”) for each outstanding share of common stock. The Rights Agreement is intended to protect the interests of us and our stockholders by reducing the likelihood of another party gaining control of or significant influence over us without paying an appropriate premium considering recent volatile markets. Each preferred stock purchase right represents the right to purchase, upon certain terms and conditions, one one-thousandth of a share of Series C Participating Cumulative Preferred Stock, $1.00 par value per share (“Series C Preferred Stock”). Each one-thousandth of a share of Series C Preferred Stock, if issued, would have rights similar to one share of our common stock. The distribution of preferred stock purchase rights occurred on March 30, 2020 (the “Record Date”), to holders of record as of the close of business on that date. The Rights Agreement expires on March 20, 2021.

The description and terms of the Rights are set forth in a Rights Agreement between us and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The Rights Agreement has been filed as Exhibit 4.7 to the registration statement of which this prospectus is a part and is incorporated by reference herein.

The board of directors of directors has adopted the Rights Agreement to reduce the likelihood that a potential acquirer would gain (or seek to influence or change) control of us by open market accumulation or other tactics without paying an appropriate premium for our shares. In general terms and subject to certain exceptions, it works by imposing a significant penalty upon any person or group (including a group of persons that are acting in concert with each other) that acquires 5% or more of our outstanding common stock without the approval of the board of directors.

The Rights

The board of directors authorized the issuance of a Right with respect to each outstanding share of common Stock on the Record Date. The Rights will initially trade with, and will be inseparable from, the common stock, and the registered holders of the common stock will be deemed to be the registered holders of the Rights. Issuances of new shares of common stock after the Record Date but before the Distribution Date, as defined under the subheading “Exercisability” below, will be accompanied by new Rights.

Prior to the Distribution Date, the Rights will be evidenced by the certificates for (or by the book entry account that evidences record ownership of) the common stock. After the Distribution Date, the Rights Agent will mail separate certificates (“Rights Certificates”) evidencing the Rights to each record holder of the common stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the common stock.

Exercisability

The Rights will not be exercisable until after the Distribution Date. After the Distribution Date, each Right will be exercisable to purchase, for $60.68 (the “Purchase Price”), one one-thousandth of a share of Series C Preferred Stock. This portion of a share of Series C Preferred Stock will give the stockholder approximately the same dividend, voting or liquidation rights as would one share of common stock. Prior to exercise, Rights holders in their capacity as such have no rights as a stockholder of ours, including the right to vote and to receive dividends.

The “Distribution Date” generally means the earlier of:

•

the close of business on the 10th business day after the date of the first public announcement that a person or any of its affiliates and associates has become an “Acquiring Person,” as defined below, and

•

the close of business on the 10th business day (or such later day as may be designated by the board of directors before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

An “Acquiring Person” generally means any person who or which, together with all affiliates and associates of such person obtains beneficial ownership of 5% or more of shares of common stock, with certain exceptions, including that an Acquiring Person does not include us, any subsidiary of ours, any employee benefit plan of ours or any subsidiary of ours, any entity or trustee holding common stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or other benefits for employees of ours or of any subsidiary of ours or any passive investor. A passive investor generally means any person beneficially owning shares of common stock without a plan or an intent to seek control of or influence us. The Rights Agreement also provides that any person that would otherwise be deemed an Acquiring Person as of the date of the adoption of the Rights Agreement will be exempted but only for so long as it does not acquire, without the prior approval of the board of directors, beneficial ownership of any additional common stock following the adoption of the Rights Agreement.

Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of underlying shares of common stock or are reportable for purposes of Regulation

13D of the Exchange Act, are treated as beneficial ownership of the number of shares of common stock equivalent to the economic exposure created by the derivative positions, to the extent actual shares of common stock are directly or indirectly held by counterparties to the derivatives contracts.

Consequences of a Person or Group Becoming an Acquiring Person

Flip in. Subject to our exchange rights, described below, at any time after any person has become an Acquiring Person, each holder of a Right (other than an Acquiring Person, its affiliates and associates) will be entitled to purchase for each Right held, at the Purchase Price, a number of shares of common stock having a market value of twice the Purchase Price.

Exchange. At any time on or after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the board of directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person, its affiliates and associates) for shares of common stock at an exchange ratio of one share of common stock per Right.

Flip over. If, after any person has become an Acquiring Person, (1) we are involved in a merger or other business combination in which we are not the surviving corporation or our common stock is exchanged for other securities or assets or (2) we and/or one or more of our subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of us and our subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by an Acquiring Person, its affiliates and associates) will entitle the holder to purchase for each Right held, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

Expiration

The Rights will expire on the first anniversary of the date of the Rights Agreement, unless earlier exercised, exchanged, amended or redeemed.

Redemption

The board of directors may redeem all of the Rights at a price of $0.001 per Right at any time before any person has become an Acquiring Person. If the board of directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price per Right. The redemption price will be subject to adjustment.

Amendment

At any time before any person has become an Acquiring Person, the Rights Agreement may be amended in any respect. After such time, the Rights Agreement may be amended (i) to cure any ambiguity, (ii) to correct any defective or inconsistent provision, or (iii) in any respect that does not adversely affect Rights holders (other than any Acquiring Person, its affiliates and associates).

Antidilution

The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

Series C Participating Cumulative Preferred Stock

The value of one one-thousandth interest in a share of Series C Preferred Stock should approximate the value of one share of common stock, subject to adjustment. Each one one-thousandth of a share of Series C Preferred Stock, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments of $0.01 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•	will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock and will vote together with the holders of common stock as a single class on all matters submitted to a vote of stockholders; and

•	if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

Rank. The Series C Preferred Stock, if issued, shall rank as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up junior to all other series of the preferred stock of ours unless the board of directors shall specifically determine otherwise.

Additional Voting Rights. If at any time dividends on any Series C Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the number of directors constituting the board of directors will be increased by two. The occurrence of such contingency will mark the beginning of a period (a “default period”), which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series C Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series C Preferred Stock and any other series of preferred stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two directors. Immediately upon the expiration of a default period, the right of the holders of preferred stock as a class to elect directors shall cease, the term of any directors elected by the holders of preferred stock as a class shall terminate, and the number of directors constituting the board of directors shall be reduced by two. Except as described above, holders of Series C Preferred Stock do not have any special voting rights and their consent is not required (except to the extent they are entitled to vote with holders of common stock) for taking any corporate action.

Redemption and Other Rights. The Series C Preferred Stock is not subject to redemption by us or at the option of any holder of Series C Preferred Stock. The shares of Series C Preferred Stock are not subject to or entitled to the operation of a retirement or sinking fund. The shares of Series C Preferred Stock do not have any rights of preemption whatsoever as to any of our securities.

Anti-Takeover Provisions

We currently have the following provisions in our charter or bylaws that could be considered to be “anti-takeover” provisions:

•

an article in our charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams;

•	a bylaw that only permits our chairman of the board, chief executive officer or a majority of the board to call a special meeting of the stockholders; and

•	a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law (“DGCL”). In general, Section 203 prevents an interested stockholder, which is defined generally as a person owning 15% or more of our outstanding voting stock, from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2⁄3% of our outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock, and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP. Any agents or underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The Williams Companies, Inc. appearing in The Williams Companies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 including the schedule appearing therein, and the effectiveness of The Williams Companies, Inc.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference which are based in part on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firms as experts in accounting and auditing.

The audited financial statements of Gulfstream Natural Gas System, L.L.C., not separately presented in this Prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference. The audited financial statements of The Williams Companies, Inc., to the extent they relate to Gulfstream Natural Gas System, L.L.C., have been so incorporated by reference in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

$

$                 % Senior Notes due 2029

$                 % Senior Notes due 2034

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Citigroup

Truist Securities

Wells Fargo Securities

                , 2024